UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TherapeuticsMD, Inc.

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THERAPEUTICSMD, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2018

An Annual Meeting of Stockholders of TherapeuticsMD, Inc., a Nevada corporation, will be held at 8:00 a.m., local time, on Monday, June 25, 2018, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431, for the following purposes:

1.       To elect directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2.       To approve, on a non-binding advisory basis, the compensation of our named executive officers for the fiscal year ended December 31, 2017 (“say-on-pay”);

3.       To ratify the appointment of Grant Thornton LLP, or Grant Thornton, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 31, 2018; and

4.       To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 26, 2018 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may revoke your proxy and vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors, /s/ John C.K. Milligan, IV JOHN C.K. MILLIGAN, IV Secretary

Boca Raton, Florida

April 27, 2018

TABLE OF CONTENTS

THERAPEUTICSMD, INC.

6800 Broken Sound Parkway NW, Third Floor

Boca Raton, Florida 33487

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of TherapeuticsMD, Inc., a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Monday, June 25, 2018, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at the Renaissance Boca Raton Hotel located at 2000 NW 19th Street, Boca Raton, Florida 33431.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2017 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2017 Annual Report, and a proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first distributed on or about May 4, 2018 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 25, 2018. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2017 Annual Report for the fiscal year ended December 31, 2017, are available at www.proxyvote.com.

Record Date and Outstanding Shares

Stockholders of record at the close of business on April 26, 2018 are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 216,584,274 shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, at the close of business on April 26, 2018, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. However, whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet or by telephone as instructed on the Notice of Internet Availability of Proxy Materials, or to fill out and return the proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting, revoke your proxy and vote in person.

If, at the close of business on April 26, 2018, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your vote. You are also invited to attend the meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting.

Required Votes

Assuming that a quorum is present, the ten persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Stockholders do not have the right to cumulate their votes in the election of directors. We have adopted a majority voting policy as part of our Corporate Governance Guidelines. The majority voting policy is applicable solely to uncontested elections, which are those elections in which the number of nominees for election is less than or equal to the number of directors to be elected. Under the majority voting policy, any nominee for director who receives more “withheld” votes than “for” votes in an uncontested election must submit a written offer to resign as director. Any such resignation will be reviewed by the Nominating and Corporate Governance Committee and, within 90 days after the election, the independent members of our Board of Directors will determine whether to accept, reject or take other appropriate action with respect to, the resignation, in furtherance of the best interests of TherapeuticsMD and our stockholders.

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast will be required to ratify the appointment of Grant Thornton as the independent auditor of our company for the fiscal year ending December 31, 2018. The advisory vote on the compensation of our named executive officers for the fiscal year ended December 31, 2017 (“say-on-pay”) is non-binding, but our Board of Directors and our Compensation Committee of the Board of Directors, or the Compensation Committee, will consider the input of stockholders based on a majority of votes cast.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting who will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a brokerage firm, bank, or similar organization indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the ten nominees for director set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for the fiscal year ended December 31, 2017, (3) “for” the ratification of the appointment of Grant Thornton, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 31, 2018, and (4) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Grant Thornton as the independent auditor of our company for the fiscal year ending December 31, 2018. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors or the approval of the compensation of our named executive officers if they have not received specific instructions from their clients. For your vote to be counted in the above, you now will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, as amended, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the say-on-pay proposal, or the proposal to ratify the appointment of Grant Thornton as the independent auditor of our company for the fiscal year ending December 31, 2018, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

Revocability of Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2017 Annual Report on Form 10-K, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but, except as indicated therein, is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our website, www.therapeuticsmd.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act.

We will provide, without charge, a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC to each stockholder that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our amended and restated articles of incorporation and bylaws, each as amended, provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at ten. Our bylaws, as amended, provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of ten directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Vote Required

Assuming that a quorum is present, the ten persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors, subject to the majority voting policy in our Corporate Governance Guidelines.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth certain information regarding the nominees for directors of our company.

Name	Age	Position
Tommy G. Thompson	76	Chairman of the Board (1)(2)
Robert G. Finizio	48	Chief Executive Officer and Director
John C.K. Milligan, IV	55	President, Secretary and Director
Brian Bernick, M.D.	49	Chief Clinical Officer and Director
Jane F. Barlow, M.D., M.B.A, M.P.H.	57	Director
J. Martin Carroll	68	Director (1)(2)
Cooper C. Collins	39	Director (2)(3)
Robert V. LaPenta, Jr.	49	Director (1)(3)
Jules A. Musing	70	Director
Angus C. Russell	62	Director (3)
Nicholas Segal	35	Director (3)

(1)	Member of Nominating and Corporate Governance Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.

Tommy G. Thompson has served as the Chairman of the Board of Directors of our company since May 2012. Mr. Thompson currently serves as the Chief Executive Officer of Thompson Holdings, a consulting firm. As the Governor of Wisconsin from January 1987 to February 2001, Secretary Thompson was perhaps best known for his efforts to revitalize the Wisconsin economy, for his national leadership on welfare reform, and for his work toward expanding health care access across all segments of society. As the former Secretary of the U.S. Department of Health & Human Services, or HHS, from February 2001 to January 2005, Secretary Thompson served as the nation’s leading advocate for the health and welfare of all Americans. Secretary Thompson was a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP, or Akin Gump, from March 2005 to January 2012, when he resigned to run for the United States Senate. Secretary Thompson served as an Independent Chairman of the Deloitte Center for Health Solutions, a health care consulting company, from March 2005 to May 2009. At the Deloitte Center for Health Solutions and at Akin Gump, Secretary Thompson built on his efforts at HHS to work toward developing solutions to the health care challenges facing American families, businesses, communities, states, and the nation as a whole. Secretary Thompson has also served as the President of Logistics Health, Inc., a provider of medical readiness and homeland security solutions, from February 2005 to January 2011. Secretary Thompson has served as a Senior Fellow for the Bipartisan Policy Center, a non-profit organization focused on bipartisan advocacy and policymaking, since July 2013. Secretary Thompson also serves as a member of the board of directors for the following public companies: Centene Corporation [NYSE: CNC], United Therapeutics Corporation [NASDAQ: UTHR] and Physicians Realty Trust [NYSE: DOC]. Secretary Thompson also served as a member of the boards of directors of C. R. Bard, Inc. [NYSE: BCR] from August 2005 to January 2018, Cytori Therapeutics, Inc. [NASDAQ: CYTX] from April 2011 to May 2016, CareView Communications, Inc. [OTCQB: CRVW] from July 2005 to January 2014, Cancer Genetics, Inc. [NASDAQ: CGIX] from 2008 to January 2014, Pure Bioscience, Inc. [NASDAQ: PURE] from February 2006 to August 2009, SpectraScience, Inc. [OTCBB: SCIE] from September 2007 to December 2009, AGA Medical Holdings, Inc. [NASDAQ: AGAM] from August 2005 to November 2010, CNS Response, Inc. [OTCBB: CNSO.OB] from August 2009 to March 2010, and Tyme Technologies, Inc. [OTCMKTS: TYMI] from May 2016 to February 2017. We believe Secretary Thompson’s experience in public service, particularly his services and knowledge related to the health care industry as a whole, makes him well suited to serve on our Board of Directors. Secretary Thompson received both his B.S. and J.D. from the University of Wisconsin-Madison.

Robert G. Finizio has served as Chief Executive Officer and a director of our company since October 2011. As co-founder of VitaMedMD, LLC, or VitaMed, our wholly owned subsidiary, Mr. Finizio served as its Chief Executive Officer and a director from April 2008 to October 2011. Mr. Finizio has 16 years of successful early stage company development experience in the health care industry. Mr. Finizio co-founded and served from August 2001 to February 2008 as President of Care Fusion, LLC and then as Chief Executive Officer of CareFusion, Inc., a clinical technology vendor, which was acquired by Cardinal Health, Inc. Mr. Finizio’s early business experience was with Omnicell, Inc. (formerly known as Omnicell Technologies, Inc.), a provider of pharmaceutical supply chain management systems and services, and Endoscopy Specialists, Inc. in the health care IT and surgical space. We believe Mr. Finizio’s intimate knowledge and experience with all aspects of the business, operations, opportunities, and challenges of our company and experience with early stage company development in the health care industry provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. Finizio earned a B.A. from the University of Miami.

John C.K. Milligan, IV has served as President, Secretary, and a director of our company since October 2011. From December 2008 to October 2011, Mr. Milligan served as President and director of VitaMed. Prior to VitaMed, Mr. Milligan co-founded CareFusion, LLC, serving as President and General Manager from August 2001 to February 2008, and then as President and Chief Operating Officer of CareFusion, Inc. From 1997 to 2001, Mr. Milligan was Vice President, Sales and Operations for Omnicell, Inc. Prior to Omnicell, Mr. Milligan also held executive management positions at Serving Software Inc. and HBO & Co., a health care information systems company, both of which were subsequently acquired by McKesson Corporation. We believe Mr. Milligan’s significant experience in creating, developing and guiding growth-oriented health care companies and knowledge of our business provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. Milligan is a graduate of the U.S. Naval Academy.

Dr. Brian Bernick has served as a director of our company since October 2011. Dr. Bernick also has served as the Chief Clinical Officer of our company since November 2013, and as the Chief Medical Officer of our company from February 2012 until November 2013. As co-founder of VitaMed, Dr. Bernick served as a director of VitaMed from April 2008 to October 2011. Dr. Bernick is a board- certified obstetrician/gynecologist with over 20 years of clinical medical experience. Dr. Bernick was the Department Chair of Obstetrics and Gynecology at Boca Raton Regional Hospital and served on that hospital’s Medical Executive Board as well as the Board of Directors of the Palm Beach Medical Society and VitalMD Group Holding, LLC, one of the largest physician-owned and -managed obstetricians/gynecologists groups in Florida. Dr. Bernick has served on the American College of Obstetricians and Gynecologists’ (ACOG) national committee on Professional Liability. Dr. Bernick is the recipient of several national and regional awards, including recognition by his peers as one of the top doctor’s in his specialty by Castle Connolly as well as the recipient of the American Medical Association Foundation’s Leadership Award. Dr. Bernick has numerous publications in peer-reviewed journals and has presented original research at numerous medical conferences. Dr. Bernick is an affiliate associate professor of obstetrics and gynecology at Florida Atlantic University College of Medicine. Dr. Bernick holds a B.A. in Economics from Northwestern University, received his Doctorate in Medicine from the Chicago Medical School, and completed his residency at the University of Pennsylvania.

Dr. Jane F. Barlow has served as a director of our company since March 2018. Dr. Barlow is currently the Chief Executive Officer of Jane Barlow & Associates, LLC, a consulting firm focused on pharmaceuticals, diagnostics, devices and health services. She is also the Executive Vice President and Chief Clinical Officer of Real Endpoints, a data, analytics, and advisory firm, and is a Senior Advisor to the MIT Center for Biomedical Innovation Project on Financing of Curative Therapies in the U.S. Before starting her own firm, Dr. Barlow served as Associate Chief Medical Officer for CVS Health from 2013 to 2016 and served as Vice President, Clinical Innovation at Medco Health Solutions, Inc. from 2011 to 2012, Vice President, Medical Strategy & Precision Health Solutions from 2009 to 2011 and Vice President, Medical Strategy & Clinical Quality from 2007 to 2009. From 2000 to 2007, Dr. Barlow was a senior health management leader at IBM. Dr. Barlow has previously served on the board of directors for a number of organizations, including SilverScript Insurance Company, Pennsylvania Life Insurance Company, and Accendo Insurance Company. We believe Dr. Barlow’s healthcare industry knowledge and executive experience provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors. Dr. Barlow attended medical school at Creighton University and completed her residency training in occupational medicine at Johns Hopkins University. She holds masters’ degrees in business administration and public health and is a Certified Physician Executive with a certificate in Health Information Technology from the American Association of Physician Leaders. Dr. Barlow is board-certified in occupational medicine and is a fellow of both the American College of Occupational and Environmental Medicine and the American College of Preventive Medicine.

J. Martin Carroll has served as a director of our company since March 2015. Mr. Carroll previously served as President and Chief Executive Officer of Boehringer Ingelheim Corp. (U.S.) from 2003 until 2011. He also served as global head of strategy and development for Boehringer Ingelheim (Germany) from 2009 through 2012 and served as Chairman of the Board for a number of Boehringer Ingelheim companies. Previously, Mr. Carroll held positions of increasing responsibility with Merck & Co. Inc. from 1976 to 2001, including manufacturing, international (Japan) and marketing and sales. He left Merck serving as its Executive Vice President for Customer Marketing and Sales of the U.S. Human Health Division. From 1972 to 1976, Mr. Carroll served in the United States Air Force. Mr. Carroll has previously served on the board of directors for a number of organizations, including Accredo Health Group Inc., Vivus Inc. [NASDAQ: VVUS], Durata Therapeutics Inc. [NASDAQ: DRTX], and Gwynedd Mercy College, as well as PhRMA. He currently serves as a director of Mallinckrodt PLC [NYSE: MNK] and Catalent, Inc. [NYSE: CTLT] and previously served as a director of and Inotek Pharmaceuticals Corporation [NASDAQ: ITEK] from 2016 until its merger with Rocket Pharmaceuticals, Ltd. in 2018. We believe Mr. Carroll’s extensive experience as a pharmaceutical industry executive and his experience as a director of other publicly traded pharmaceutical companies provides the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. Carroll received a B.A. in accounting and economics from the College of Holy Cross and a M.B.A. from Babson College.

Cooper C. Collins has served as a director of our company since February 2012. Mr. Collins has served as Chief Executive Officer of Fortis BioPharma since June 2015. Mr. Collins served as Chief Strategy Officer of Pernix Therapeutics Holdings, Inc. [NASDAQ: PTX], or Pernix, from May 2013 until April 2014, as its President and Chief Executive Officer from March 2010 until May 2013, and as a director from March 2010 until February 2014. Pernix is a specialty pharmaceutical company focused on the sales, marketing, and development of branded and generic pharmaceutical products primarily for the pediatric market. Mr. Collins joined Pernix Therapeutics, Inc., a predecessor of Pernix, in 2002, where he was appointed as a director in January 2007, its President in December 2007, and its Chief Executive Officer in June 2008, serving in those three capacities until March 2010. From December 2005 to December 2007, Mr. Collins served as Vice President of Business and Product Development of Pernix Therapeutics, Inc. and as its Territory Manager from December 2003 to December 2005. Mr. Collins was employed for three years by the National Football League franchise, the New Orleans Saints, in its media relations department. We believe Mr. Collins’ specialty pharmaceutical company knowledge and executive experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. While on a football scholarship, Mr. Collins received a B.A. from Nicholls State University, where he later received an M.B.A.

Robert V. LaPenta, Jr. has served as a director of our company since February 2012. Since August 2011, Mr. LaPenta, Jr. has been a partner of Aston Capital, LLC, a private equity investment firm with a current focus on investments in the aerospace, defense, and intelligence markets. From April 2007 through July 2011, Mr. LaPenta, Jr. served as Vice President of Mergers and Acquisitions and Corporate Strategy for L-1 Identity Solutions, Inc., or L-1, a provider of technology, products, systems and solutions, and services to the U.S Government and assisted L-1 management with sourcing acquisition targets, due diligence, structuring, valuation, execution, and related financings. Prior to L-1, Mr. LaPenta, Jr. spent 13 years as an institutional equity trader focused on the health care sector trading for both customer and proprietary accounts and most recently served as a Managing Director, Co-Head of Equity Trading at Banc of America Securities LLC, where he managed capital commitment, proprietary trading, and risk management within cash trading. Previously, as a Senior Associate at Coopers & Lybrand LLP, Mr. LaPenta, Jr. participated and managed engagements in auditing, consulting, due diligence, and SEC reporting. Mr. LaPenta, Jr. also serves as a member of the board of directors of Revolution Lighting Technologies, Inc. [NASDAQ: RVLT], a company engaged in the design, manufacture, marketing and installation of LED lighting systems. We believe Mr. LaPenta, Jr.’s diverse investing background, capital markets knowledge, and his relationships within the financial community provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. LaPenta, Jr. graduated in 1991 from Boston College with a B.A. in Accounting and Finance and is a registered CPA (inactive) in the State of New York.

Jules A. Musing has served as a director of our company since May 2013. In the course of Mr. Musing’s 36-year career in the pharmaceutical and biotechnology industry, specifically at Johnson & Johnson and its affiliates, he has been responsible for the worldwide licensing and acquisition of pharmaceutical and biotechnology products and technologies and the establishment of strategic alliances. This included the establishment of new scientific, technology and product collaborations in various therapeutic areas, the negotiation of licensing and alliance agreements with biotechnology and pharmaceutical companies worldwide, and the partnering, spin-out and out-licensing of company pharmaceutical and biotechnology assets. Prior to moving into those roles, Mr. Musing was Vice President Marketing International for the Janssen Pharmaceutical Group of Companies Worldwide from March 1982 to December 1984; President of Pitman-Moore, Inc., a U.S.-based Johnson & Johnson company from January 1985 to June 1987; Managing Director of Janssen Pharmaceutical in Portugal from July 1987 to March 1990; President of Serono, Inc. in the United States and Executive Vice President with responsibilities for North and South America from April 1990 to January 1993; Member of the board of directors of Ortho Biotech, Inc. from January 1993 to October 1999; and Managing Director of Ortho Biotech in France (a Johnson & Johnson affiliate) from October 1999 to January 2003. From January 2003 to his retirement in September 2010, Mr. Musing served as Vice President, Licensing and Acquisitions for the Pharmaceutical Group at Johnson & Johnson, where he was responsible for the worldwide licensing and acquisition of pharmaceutical and biotechnology products in all therapeutic areas. He has served as a director of Delphi Digital, Inc. since March 2012 and Chairman of the Scientific Board of Advisors for Noble Capital Financial Markets since February 2012. Mr. Musing also served as a director of iBio, Inc. [NYSE MKT: IBIO] from July 2011 to December 2012. We believe Mr. Musing’s more than 36-years’ experience in the pharmaceutical and biotechnology industry, including the establishment of numerous strategic and global partnerships and various new product collaborations provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. Musing received his Master’s Degree in Biological Sciences from the University of Brussels (Belgium) and his Graduate Degree in Economics and Financial Sciences from the University of Antwerp (Belgium).

Angus C. Russell has served as a director of our company since March 2015. Mr. Russell previously served as Chief Executive Officer of Shire PLC, a biopharmaceutical company, from June 2008 until April 2013. Mr. Russell served as the Chief Financial Officer of Shire from 1999 to 2008 and also served as Executive Vice President of global finance. Prior to joining Shire, Russell served at ICI, Zeneca and AstraZeneca PLC for 19 years, most recently in the role of Vice President, Corporate Finance at AstraZeneca. He is a chartered accountant, having qualified with what is now PriceWaterhouseCoopers LLP. Mr. Russell also serves as a director of Mallinckrodt PLC [NYSE: MNK], and will serve as the chairman of the board of Mallinckrodt beginning in May 2018, and BioTime Inc. [NYSE MKT: BTX] and as the chairman of the board of Revance Therapeutics Inc. [NASDAQ: RVNC]. Mr. Russell previously served as a director of Shire PLC [NASDAQ: SHPG], Questcor Pharmaceuticals Inc. [NASDAQ: QCOR] and InterMune Inc. [NASDAQ: ITMN]. We believe Mr. Russell’s extensive experience as a pharmaceutical industry executive and his experience as a director of other publicly traded pharmaceutical companies provides the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. Russell holds an honorary Doctor of Business Administration from Coventry University, U.K.

Nicholas Segal has served as a director of our company since February 2012. Since June 2007, Mr. Segal has served as a director of Seavest Capital Partners, or Seavest, a private investment company that invests in early and growth-stage companies, primarily in the education, health care, consumer technology, and media sectors. Representing investments of Seavest, Mr. Segal previously served as a director of VitaMed from May 2010 until October 2011. Mr. Segal also serves on the board of directors of Tout Industries, Inc., a private company focused on real-time mobile video publishing, and on the board of directors of GlobalEcho Foundation, a non-profit organization focused on environmental education. Mr. Segal founded and currently serves as Chief Executive Officer of Polar Generation, LLC, an early-stage consumer products company. Prior to joining Seavest, Mr. Segal served as a senior analyst in the Finance and Business Development group at ESPN from September 2004 to April 2007. We believe Mr. Segal’s broad base of knowledge in technologies and products directed to the consumer market provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. He graduated with a B.A. from Duke University in 2004.

Executive Officers

The following table sets forth certain information regarding our executive officers as of December 31, 2017:

Name	Age	Position
Robert G. Finizio	48	Chief Executive Officer and Director
John C.K. Milligan, IV	55	President, Secretary and Director
Daniel A. Cartwright	60	Chief Financial Officer and Treasurer
Mitchell L. Krassan	52	Executive Vice President and Chief Strategy Officer
Michael Donegan	50	Vice President – Finance

Listed below are biographical descriptions of our executive officers. For Mr. Finizio’s and Mr. Milligan’s information, see the description under “Election of Directors” above.

Daniel A. Cartwright has served as Chief Financial Officer and Treasurer of our company since October 2011 and served as Vice President of Finance from October 2011 to April 2013. From July 2011 to October 2011, Mr. Cartwright served as Chief Financial Officer of VitaMed. From May 1996 to July 2011, Mr. Cartwright served as Chief Financial Officer and Executive Vice President of Circle F Ventures, LLC, an Arizona venture capital firm that made investments in more than 50 companies. During the same period, Mr. Cartwright served as Chief Financial Officer and Treasurer of Fleming Securities, formerly a registered broker dealer involved with raising capital for public and private companies. From 1993 to 1996, Mr. Cartwright served as Chief Financial Officer of American Wireless Systems, Inc., a provider of entertainment video services. Mr. Cartwright currently serves as a member of the board of directors of Primetrica, Inc., a private information research company for the telecommunications industry, and formerly served on the board of directors of Antenna Technologies Company, Inc. and WEB Corp. Mr. Cartwright earned his B.S. in Accounting from Arizona State University.

Mitchell L. Krassan has served as Executive Vice President and Chief Strategy Officer of our company since October 2011. From April 2010 to October 2011, Mr. Krassan served as Chief Strategy and Performance Officer of VitaMed. Mr. Krassan has been a partner with EquiMark Limited, a private investment partnership, since October 1997. From November 1994 to July 1997, Mr. Krassan served as Chief Financial Officer and Chief Operating Officer of The Reich Group/Telespectrum Worldwide, a fully integrated direct marketing firm that provided clients expertise in market research and analysis, strategic planning, marketing, creative, and production services, telemarketing and database development. Mr. Krassan earned a B.S. in Accounting from the University of Maryland, received his certification as a CPA in the state of Maryland, and earned his M.B.A. in Management from New York University.

Michael Donegan has served as Vice President – Finance of our company since April 2013. Mr. Donegan has a 27-year background in accounting and finance. From August 2012 to April 2013, Mr. Donegan served as an independent consultant exclusively for our company, where he conceptualized, designed and executed our Sarbanes-Oxley 404 compliance program. From August 2007 to August 2012, Mr. Donegan served as an independent consultant designing and implementing Sarbanes-Oxley 404 compliance programs for various non-accelerated filers and executed on pre-designed Sarbanes-Oxley 404 compliance programs for certain large accelerated filers. From January 2005 to August 2007, Mr. Donegan served as an independent consultant exclusively for Tyco International, where he enhanced and executed the Sarbanes-Oxley 404 compliance model with their corporate headquarters group. From November 2001 to December 2004, Mr. Donegan was Manager of Financial Systems at Tyco International at its global headquarters. From 1994 to 2001, Mr. Donegan held various positions in the global consolidation/SEC reporting group at Sensormatic Electronics Corporation culminating with the acquisition of Sensormatic Electronics Corporation by Tyco International in the fall of 2001 when he was the Manager of Financial Systems. Mr. Donegan began his career at Ernst & Young, LLP where he worked in both the audit and tax departments. Mr. Donegan earned his Bachelor of Science in Accounting and his Master of Accounting from the University of Florida.

Non-Executive Officers

Listed below are biographical descriptions of our non-executive officers. For Dr. Bernick’s information, see the description under “Election of Directors” above.

Julia Amadio has served as Chief Product Officer of our company since January 16, 2012. Ms. Amadio has more than 25 years of experience in general management with leading pharmaceutical marketing and product development organizations. Ms. Amadio currently serves as a member of the board of directors of Healthy Women, a leading independent, nonprofit health information source for women. From June 2011 to January 2012, Ms. Amadio was President of JMA Consulting, LLC, her own consulting company that she formed in 2008. From June 2009 to May 2011, she served as Global Vice President of Marketing for MeadWestvaco Healthcare Division. Previously, Ms. Amadio was President of a start-up, Patients’ & Consumers’ Pharma, in 2007. She was Vice President of Marketing & Marketing Services with Daiichi Pharmaceutical from 2004 to 2006; Vice President of Aventis Pharmaceutical from 1997 to 2004; Senior Director, New Products Women’s Health at Wyeth from 1991 to 1997; and started her career at J&J’s McNeil Pharmaceutical. Ms. Amadio is an active member and leader in the Healthcare Businesswomen’s Association. She was an adjunct lecturer at St. Joseph’s University in the pharmaceutical MBA program and authored a chapter on Marketing, Market Research and insights in the book Pharmaceutical Development for Woman (Wiley & Sons). Ms. Amadio earned a B.S. in Accounting from St. Joseph’s University and a Masters in Business Administration from Drexel University.

Dr. Sebastian Mirkin has served as the Chief Medical Officer of our company since November 2013. Dr. Mirkin has more than 15 years of experience and leadership in clinical development and medical affairs in women’s health in global pharmaceutical companies. From October 2009 to November 2013, Dr. Sebastian was Clinical Lead and Global Clinical Lead of Women’s Health, Clinical Research at Pfizer. From October 2005 to October 2009, he was Director and Senior Director, Clinical Research, Women’s Health at Wyeth, and from October 2004 to October 2005 he was Global Lead Medical Services, Women’s Health at Organon. Dr. Mirkin oversaw the development and successful marketing authorization of several novel medicines, including Duavee®, Conbriza®, Lybrel®, and Premarin Vaginal Cream® in the United States, Europe, and Japan. Dr. Mirkin holds a Doctor in Medicine degree from National University, Argentina. Trained in Obstetrics/Gynecology, Dr. Mirkin completed his fellowship in Reproductive Medicine at The Jones Institute of Reproductive Medicine in Norfolk, Virginia.

Dawn Halkuff has served as the Chief Commercial Officer of our company since October 2016. Prior to that, Ms. Halkuff held numerous senior level positions over 20 years of commercial and marketing experience. Ms. Halkuff was previously at Pfizer, Inc. (NYSE: PFE), where she held various leadership roles in women’s health since 2010. Most recently, Ms. Halkuff was Senior Vice President of the Pfizer Consumer Healthcare Wellness Organization and a member of the Consumer Global Leadership Team. Prior to that, Ms. Halkuff was the commercial lead for sales and marketing of the Pfizer Women’s Health Division, focusing on the company’s reinvestment in hormone therapy treatment, including Premarin Vaginal Cream® and oral hot flash treatments. From 2005 to 2010, Ms. Halkuff was Head of Global Innovation at Weight Watchers International (NYSE: WTW), where she created new weight-loss products, services, and solutions for women worldwide. Ms. Halkuff holds a BA in Psychology from University of Connecticut and an MBA from Pennsylvania State University.

Jason Spitz has served as Vice President, Commercial Development and Operations since March 2018 and Vice President, Marketing and Corporate Communications of our company since December 2011. Mr. Spitz has 29 years of marketing, advertising, and general management experience in pharmaceutical and biopharmaceutical markets. From June 2008 to December 2010, Mr. Spitz served as Managing Director, Oncology & Hematology at Beacon Healthcare Communications, a company specializing in pharmaceutical and health care advertising. From September 2004 to June 2008, he served as General Manager, Canada and Commercial Strategy and Development at MGI Pharma (later acquired by Eisai, Inc.), a company specializing in oncology and cancer supportive care products. From February 2004 to September 2004, he served as Vice President of Marketing and Sales at Aesgen, Inc., a company specializing in cancer products and drug delivery systems that was acquired by MGI Pharma. Mr. Spitz began his career at Schering Plough as a sales representative, rising within the organization over 15 years to lead a global pharmaceutical franchise. Mr. Spitz earned his Bachelor of Business Administration in Marketing from The University of Texas at Austin and his Master of Business Administration in Pharmaceutical Studies from Fairleigh Dickinson University.

Christian Bloomgren has served as Vice President - Sales of our company since June 2011. Mr. Bloomgren has more than 14 years of leadership experience in the pharmaceutical, bio-technology, and diagnostic industry. From 2005 to 2011, Mr. Bloomgren served as Region Manager at ViaCell, Inc., a biotechnology company dedicated to enabling the widespread application of human cells as medicine, later acquired by PerkinElmer, Inc. While at ViaCell, Mr. Bloomgren built a successful national sales channel and helped lead the Specialty Diagnostics business. From 2000 to 2002, Mr. Bloomgren served as a specialty Account Manager at Eli Lilly & Co. and from 2002 to 2005 as District Manager at KV Pharmaceutical. Mr. Bloomgren served as an Officer in the United States Air Force and holds a Bachelor of Science degree from California State University and a Master of Science degree from Troy State University.

Marlan Walker has served as our General Counsel and Chief Development Officer since April 2018 and General Counsel since March 2016. Mr. Walked previously served as our Corporate and Intellectual Property Counsel from June 2013 until he became our General Counsel. Mr. Walker’s experience is focused in the life science industries, including long-term portfolio strategy and management, patent preparation and prosecution, contract negotiation and drafting, life-cycle management, and Hatch-Waxman. After law school, he took a position at Greenberg Traurig, LLP in August 2005. In March of 2009, he moved to Luce Forward Hamilton & Scripps. Mr. Walker accepted an in-house position as Intellectual Property Counsel for Medicis Pharmaceutical Corp. in June 2011, which was acquired by Valeant Pharmaceutical International, Inc. in December 2012. In February 2013, Mr. Walker accepted a position at Kilpatrick Townsend & Stockton, but chose to move in-house again in June 2013, when he accepted a position at our company. Mr. Walker graduated from Arizona State University’s Sandra Day O’Conner College of Law with his J.D. in 2004, and an LL.M. in Intellectual Property Law at The George Washington University Law School in 2005. He holds a Master’s Degree in Molecular Biology and a Bachelor of Science degree, both earned from Brigham Young University.

C. Christine Miller, Pharm. D has served as our Chief Regulatory and Quality Officer since October 2017. Ms. Miller previously served as our Chief Compliance and Regulatory Officer since November 2016 and Vice President, Regulatory Affairs, Quality Assurance and Technical Operations from May 2014.  Dr. Miller has over thirty years of experience in pharmaceutical regulatory affairs, quality assurance, and drug development. Dr. Miller has submitted and obtained approval for many 505(b)(1) and 505(b)(2) new drug applications, including applications for new chemical entities, fast track and orphan designated products. She also has experience with generic drugs, OTC drugs, dietary supplements, and international regulatory submissions. From April 2010 to May 2014, Dr. Miller was NDA Regulatory Practice Lead at Lachman Consultants and President of PharmaReg Solutions where she served as a consultant in all aspects of pharmaceutical regulatory affairs. She was Senior Vice President of Drug Development at Sirion Therapeutics and COO of Rx Development Resources from 2006 to 2010; Vice President of Regulatory Affairs and Quality Assurance at Santarus from 2001 to 2006; Global Vice President of Drug Regulatory Affairs at Bausch & Lomb from 1994 to 2001; Associate Director of Regulatory Affairs at Bayer Corporation from 1991 to 1994; Senior Regulatory Affairs Associate at Mallinckrodt Medical, Inc from 1987 to 1991 and at KV Pharmaceutical Company from 1986 to 1987; Regulatory Analyst and Senior Regulatory Analyst at Sandoz (now Novartis) Consumer Healthcare Corporation from 1983 to 1986 and started her career as a clinical pharmacist.  Dr. Miller holds a Doctor of Pharmacy degree from the University of Nebraska.

Adam Miller has served as our Chief Information Officer since March 2018. Mr. Miller has over 15 years of experience in the information technology field with 12 years specifically in healthcare. Mr. Miller previously served as our Vice President of Information Technology since May of 2011. Since that time, Mr. Miller has been responsible for all aspects of our information technology, including infrastructure, operations, security, privacy, compliance, support, system administration, data architecture, and application development. From 2006 to 2011, Mr. Miller was a Consultant for Quilogy, a healthcare-focused Microsoft Gold Partner consulting firm. Before that, Mr. Miller held helpdesk, web developer, and information security roles at Healthcare Recoveries, Louisville Gas & Electric, and Brown-Forman from 2002 to 2006. Mr. Miller has a BSBA in Computer Information Systems with a Concentration in Information Security from the University of Louisville’s College of Business.

CORPORATE GOVERNANCE

Director Independence

Since October 9, 2017, our common stock has been listed on the Nasdaq Global Select Market of the Nasdaq Stock Market LLC, or Nasdaq, under the symbol “TXMD.” From April 23, 2013 to October 6, 2017, our common stock was listed on the NYSE American under the symbol “TXMD.” Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors.

Our Board of Directors has affirmatively determined, after considering all the relevant facts and circumstances, that each of Dr. Barlow and Messrs. Thompson, Carroll, Collins, LaPenta, Jr., Musing, Russell and Segal, is an independent director, as “independence” is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq, because they do not have a relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us) that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Accordingly, a majority of our directors are independent, as required under the applicable Nasdaq rules. Messrs. Finizio and Milligan and Dr. Bernick are not considered independent directors because of their executive positions or other relationships with our company. There are no family relationships among any of our directors or officers.

Committee Charters, Corporate Governance, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct and Ethics, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. We post on our website, at www.therapeuticsmd.com, the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct and Ethics, and Code of Ethics for the Chief Executive Officer and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by the SEC or Nasdaq. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Executive Sessions

We regularly schedule executive sessions in which non-employee directors will meet without the presence or participation of management, with at least one of such sessions including only independent directors. Mr. Thompson, as the Chairman of our Board of Directors, chairs the executive sessions.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each consisting entirely of independent directors.

Audit Committee

The purpose of the Audit Committee is to oversee our financial and reporting processes and the audits of our financial statements and to provide assistance to our Board of Directors with respect to its oversight of the integrity of our financial statements, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting process and audits of our financial statements on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; reviews accounting and financial controls with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. LaPenta, Jr., Segal, Collins, and Russell, each an independent director of our company under Nasdaq rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. LaPenta, Jr. serves as the Chairman of the Audit Committee. Our Board of Directors has determined that Mr. LaPenta, Jr. and Mr. Russell (each of whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of our Chief Executive Officer and other executive officers and discharging the responsibilities of our Board of Directors relating to our compensation programs. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. The Compensation Committee currently consists of Messrs. Collins, Thompson, and Carroll, with Mr. Collins serving as Chairman.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of Corporate Governance Guidelines applicable to us.

Our Nominating and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by the rules adopted by the SEC is submitted in writing in a timely manner addressed and delivered to our corporate secretary at the address of our executive offices set forth in this proxy statement. Our bylaws, as amended, require that, subject to certain exceptions, a stockholder provide information regarding a director nomination to us no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders and update and supplement such information.

The Nominating and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

All nominees for election to our Board of Directors at our Annual Meeting of Stockholders are current directors of our company.

The members of the Nominating and Corporate Governance Committee are Messrs. Thompson, LaPenta, Jr., and Carroll. Mr. Thompson serves as Chairman.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

Our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as debt and equity placements and product introductions.

The committees of our Board of Directors assist our Board of Directors in fulfilling its oversight role in certain areas of risks. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominating and Corporate Governance Committee oversees governance-related risks, such as director independence, conflicts of interests, and management succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background sets forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board of Directors provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of our Board of Directors.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended December 31, 2017, Messrs. Collins, Thompson, and Carroll served as members of the Compensation Committee.

None of Messrs. Collins, Thompson, or Carroll have been at any time one of our officers or employees or had any relationship with us that requires disclosure under Item 404 of Regulation S-K under the Exchange Act.

During the fiscal year ended December 31, 2017, none of our executive officers served on the compensation committee or board of directors of any entity whose executive officers serve as a member of our Board of Directors or Compensation Committee.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or stock-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

Board and Committee Meetings

Our Board of Directors held a total of five meetings during the fiscal year ended December 31, 2017. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which such director was a member.

During the fiscal year ended December 31, 2017, the Audit Committee held four formal meetings; the Compensation Committee held three meetings; and the Nominating and Corporate Governance Committee held one meeting.

Annual Meeting Attendance

We encourage our directors to attend each annual meeting of stockholders. To that end, we have scheduled a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended the annual meeting of stockholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to our Board of Directors of TherapeuticsMD, Inc. at the address set forth in this proxy statement c/o any specified individual director or directors. Any such letters are forwarded to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Background

Our Board of Directors has appointed a Compensation Committee, consisting of independent members of our Board of Directors, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, or CEO, evaluate the performance of our CEO on achieving those goals and objectives, and determine or recommend to our Board of Directors the compensation of our CEO based in this evaluation. The Compensation Committee also recommends to our Board of Directors, or as directed by our Board of Directors, determines and approves, the compensation of our other executive officers. The Compensation Committee makes every effort to ensure our executive compensation program is consistent with our values and is aligned with our business strategy and corporate goals.

For 2017, our named executive officers, or NEOs, were:

●	Robert G. Finzio – Chief Executive Officer

●	John C.K. Milligan, IV – President and Secretary

●	Daniel A. Cartwright – Chief Financial Officer and Treasurer

●	Mitchell L. Krassan – Executive Vice President and Chief Strategy Officer

●	Michael Donegan – Vice President – Finance

Each of the NEOs’ pay outcomes are discussed below in the context of our executive pay philosophy and the achievement of key goals and objectives.

Executive Pay Philosophy

We maintain a pay for performance philosophy driven by a pay mix emphasizing variable and performance-based pay tied to corporate performance results and our stock price. We believe this philosophy supports our company’s business strategy of developing and commercializing innovative new products targeted exclusively for women to the benefit of our company’s current stockholders and future customers.

The three core elements of our executive compensation program each serve a different purpose:

Core Element	Purpose
Salary	We set salaries at a level designed to attract and retain the key executives needed to drive our business forward.
Annual Incentive Compensation	Annual incentive compensation is designed to motivate our executives to achieve our annual drug development and commercialization goals and objectives.
Stock-Based Awards	Stock-based awards, which have taken the form of stock options, are designed to align our executive and stockholder interests by providing the opportunity for our executives to earn rewards based on the creation of stockholder value through increases in our share price as driven by the success of our business strategies over time.

We discuss below our performance outcomes and related compensation decisions for 2017.

Executive Summary

2017 Performance

During 2017, we achieved the following major goals and objectives related to our drug development efforts:

●	Re-filed a New Drug Application, or NDA, with the U.S. Food and Drug Administration, or the FDA, for TX-004HR, our applicator-free vaginal estradiol softgel drug candidate for the treatment of moderate to severe dyspareunia (vaginal pain during sexual intercourse), a symptom of vulvar and vaginal atrophy, or VVA, in post-menopausal women with vaginal linings that do not receive enough estrogen;
●	Filed an NDA for TX-001HR, our bio-identical hormone therapy combination of 17ß- estradiol and progesterone in a single, oral softgel drug candidate, for the treatment of moderate to severe vasomotor symptoms, or VMS, due to menopause in post-menopausal women with an intact uterus;
●	Prepared for the potential launch of our TX-001HR and TX-004HR drug candidates, if approved, through scale-up and manufacturing activities; and
●	Identified and explored business development opportunities for our drug candidates.

Based on these achievements in relation to our corporate goals set at the beginning of 2017, the Compensation Committee and our Board of Directors determined we achieved 95% of our drug development and pre-commercialization goals and objectives for 2017.

2017 Pay Decisions

●	No Salary Increases: Maintained NEO salaries at 2016 levels except for our Executive Vice President and Chief Strategy Officer’s salary, which was below the market 25th percentile of our compensation peer group and was increased by 20% to market competitive levels.
●	Target Annual Incentives: Paid annual incentives at near-target level to our NEOs for their achievement of our target 2017 drug development and commercialization goals and objectives noted above.
●	Transition in Approach to Equity Awards: Transitioned to making equity awards on an annual basis from our historical practice of making awards primarily on a multi-year basis
o	The March 2017 stock option grants to our NEOs reflected this transition (i.e., award levels were sized to be an annual grant).
o	The Compensation Committee made this transition because of their belief that (i) prevalent competitive practice among similarly situated companies is to make equity awards on an annual basis and (ii) the change will aid our ongoing recruitment efforts and will yield more predictable pay outcomes for our NEOs as we continue to evolve as a company.

The Compensation Committee will continue to monitor our executive compensation program and consider further changes as our business continues to evolve in the future, including the use of more financial metrics in our annual incentive plan as we move toward commercialization of our drug candidates, if approved, a practice that we anticipate beginning in 2019.

Results of Say-on-Pay Vote

Since we conducted our first stockholder advisory vote on the compensation of our NEOs (commonly referred to as a “say-on-pay” vote) in August 2013, we have had overwhelming support from our stockholders, achieving more than 95% support in each of the five annual votes from 2013 through 2017.

Consequently, the Compensation Committee and our Board of Directors did not make any significant changes to our executive compensation program, or their decision-making process, in recent years. However, as discussed above, the Compensation Committee has begun to take steps to refocus our executive compensation program as we transition from a drug development company to a company undertaking the commercialization of its drug candidates, if approved.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee determines, or recommends to our Board of Directors for determination, the compensation of our CEO and our other executive officers. At least annually, our Compensation Committee evaluates the performance of our CEO and determines, or recommends to our Board of Directors for determination, the compensation for our CEO in light of the accomplishment of the goals and objectives of our executive compensation program for the year. Our Compensation Committee and our Board of Directors, together with our CEO, annually assess the performance of our other executive officers. Based on the determinations of our Compensation Committee and our Board of Directors after receiving recommendations from our CEO, when applicable, our Compensation Committee and our Board of Directors determine the compensation for our other executive officers. Our Compensation Committee may also receive input from independent compensation consultants that it may engage from time to time.

At the request of our Compensation Committee, our CEO generally attends a portion of some of our Compensation Committee meetings. This enables our Compensation Committee to review the corporate and individual goals the CEO regards as important to achieve our overall success. Our Compensation Committee also requests the CEO to assess the performance against the goals and objectives for our other executive officers. The Compensation Committee makes all decisions regarding individual and corporate goals and objectives. Our CEO does not attend any portion of meetings at which his own compensation is determined.

Compensation Surveys and Compensation Consultants

The Compensation Committee periodically reviews compensation data representative of companies we believe are similar to our company to determine appropriate compensation levels to enable us to attract executives from other companies and to retain and motivate our executives. The Compensation Committee uses peer group information and broader life sciences industry survey data as frames of reference but does not specifically benchmark or target our compensation levels against any desired targeted level of competitiveness.

From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. When engaged by our Compensation Committee, our compensation consultants report directly to the Compensation Committee and the Compensation Committee makes all determinations regarding the engagement, fees, and services of our compensation consultants.

During 2016 and 2017, the Compensation Committee retained Pay Governance LLC, or Pay Governance, to provide executive compensation services to the Compensation Committee, primarily for compensation decisions related to 2016 and 2017. Pay Governance analyzed and proposed changes to our company’s peer group, provided information with respect to market competitive pay levels for executives and outside directors and assisted the Compensation Committee with the refocus of our executive compensation program discussed above in the Executive Summary.

In accordance with the requirements of applicable SEC rules and the listing standards of Nasdaq, the Compensation Committee has reviewed the independence of Pay Governance and has determined that Pay Governance meets the independence criteria established under such rules and listing standards.

Compensation Elements

Salary

We set salaries at a level sufficient to attract and retain our NEOs in the context of our executives’ opportunity to receive significant incentive compensation if they can achieve pre-determined performance goals and objectives. Salaries for NEOs are established based on an executive’s position, responsibilities, skills, and experience. In determining salaries, we account for individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The evaluation of the Compensation Committee and our Board of Directors of the foregoing factors is subjective, and the Compensation Committee and our Board of Directors do not assign a particular weight to any factor.

Annual Incentive Compensation

Annual incentive compensation reflects our pay-for-performance philosophy. We generally adhere to the following process in determining annual incentive compensation:

●	Our Board of Directors approves our annual operating plan, which forms the basis for the corporate performance measures and individual performance goals and objectives for our annual performance-based incentive compensation.

●	The Compensation Committee reviews and sets the framework for the annual performance-based incentive compensation for the year, including:

o	Confirming the plan participants;

o	Establishing a target annual incentive opportunity for each participating executive officer; and

o	Reviewing the corporate performance measures and individual performance objectives for the fiscal year.

We may establish objective performance criteria when setting performance goals for the incentive compensation program for a particular year or may use subjective factors. These performance criteria may include a wide range of factors, including:

●	Filing Initial New Drug Applications with the FDA;

●	Beginning clinical trials;

●	Completing clinical trials;

●	Filing NDAs with the FDA;

●	Receiving new drug approvals from the FDA;

●	Reaching sales goals; and

●	Increasing cash flows from operations.

The performance criteria may vary on a year-to-year and executive-by-executive basis depending on the goals then deemed important for our company and the executive officer and may be established for all or a portion of a year or for multiple years. We attempt to set each of our performance goals at a level that can be realistically achieved but is challenging and consistent with achieving the desired corporate goal. In establishing performance goals, the Compensation Committee and our Board of Directors also may take into consideration prevailing as well as expected future economic conditions affecting our company’s business and industry.

Stock-Based Awards

We strongly believe in using our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock-based awards to our executive officers enable those executives to benefit from a significant position in our common stock. We have no ongoing policy for allocating among different types of stock-based awards and maintain the flexibility to grant each type of stock-based award. Among other factors, the amount and type of stock-based awards granted to our executives’ account for awards previously granted and the equity held by each individual NEO. While we have the flexibility to grant each type of stock award, we have traditionally used stock options due to our current stage of development, future expected growth profile and prevalence among industry competitors, among other factors.

Stock based compensation typically vests over multiple years to encourage executive retention and emphasize long-term performance and may also include specific performance metrics to be earned. Our Board of Directors grants stock-based awards at regularly scheduled Board of Directors meetings after reviewing allocations recommended by the Compensation Committee following advice from the Compensation Committee’s compensation consultants, an analysis of peer companies, specific goals to be achieved, and a wide range of other factors. See “Executive Compensation — Fiscal Year 2017 Summary Compensation Table.”

Other Benefits

Executive officers are eligible to participate in benefit programs available to all full-time employees. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

Policies for the Pricing and Timing of Stock-Based Grants

Our Board of Directors sets the price of all stock-based awards at the closing price of our stock on the date of grant on Nasdaq, or for grants prior to October 9, 2017, on the NYSE American. Our Board of Directors grants stock-based compensation at regularly scheduled meetings each year. In the case of new hires, our Board of Directors generally grants stock-based awards on start dates, which are determined by the date the employee reports for service.

Employment Agreements

Each of Messrs. Finizio, Milligan, Cartwright, Krassan and Donegan is a party to an employment agreement with us, which provides for salaries, annual short-term cash-based incentive compensation and stock option grants. The employment agreements for each of Messrs. Finizio, Milligan and Cartwright provide for benefits in the event of certain changes in control of our company. These arrangements have no effect on our compensation arrangements absent a change in control. See “Executive Compensation — Employment Agreements.”

Fiscal 2017 Compensation

Use of Market Data

In determining the compensation of our executive officers, including our NEOs, we consider compensation levels of executives at companies similar to our company and other competitive factors to enable us to attract executives from other companies and retain and motivate our executives. We periodically review compensation levels of a peer group of companies and consider broader life sciences industry pay survey data. We use peer group and other information as a point of reference, but do not benchmark or target our compensation levels against our peer group or other factors. In 2016 and 2017, our Compensation Committee engaged Pay Governance to prepare a study of the executive officer compensation practices of a group of peer companies.

For 2016, Pay Governance developed a group of 22 similarly-situated life science companies with median market cap of $1.2 billion and median number of employees of 250. This 2016 Peer Group was used by the Compensation Committee and our Board of Directors when establishing our 2017 executive compensation program for our NEOs, along with information from the Radford Global Life Sciences Survey in which we participated for the first time in 2016-2017. The 2016 Peer Group consisted of the following companies:

●	Achillion Pharmaceuticals, Inc.
●	Acorda Therapeutics, Inc.
●	Agenus, Inc.
●	Agios Pharmaceuticals, Inc.
●	AMAG Pharmaceuticals, Inc.
●	Amarin Corporation plc
●	Ariad Pharmaceuticals Inc.
●	Cempra, Inc.
●	Depomed, Inc.
●	Exelixis, Inc.
●	FibroGen, Inc.
●	Halozyme Therapeutics, Inc.
●	Lexicon Pharmaceuticals, Inc.
●	MacroGenics, Inc.
●	Nektar Therapeutics
●	Portola Pharmeceuticals, Inc.
●	Raptor Pharmaceutical Corp.
●	Sarepta Therapeutics, Inc.
●	Spark Therapeutics, Inc.
●	Supernus Pharmaceuticals, Inc.
●	Tesaro, Inc.
●	Theravance Biopharma, Inc.

The 2016 Peer Group was based on the following criteria:

Industry: Companies competing in the biotech and pharmaceutical industries.

Phase of Development: Therapeutic products in either phase 2 or phase 3 development or pre-commercial stage.

Market Capitalization: Companies with a market capitalization between $500 million and $4.4 billion, with a median market cap of $1.2 billion, compared to our then-current market cap of $1.3 billion.

Number of Employees: Companies with between 80 and 535 employees, with a median number of employees of 250, compared to our then-current 159 employees.

Salary

Our NEOs received salaries for 2017 in accordance with their respective 2017 compensation plans as recommended by the Compensation Committee and approved by our Board of Directors. As is our practice, we set salaries for our NEOs at the beginning of the year as follows:

Executive Officer	Annualized Fiscal 2016 Salary	Annualized Fiscal 2017 Salary	% Increase
Robert G. Finizio	$600,000	$600,000	0%
John C.K. Milligan, IV	$450,000	$450,000	0%
Daniel A. Cartwright	$375,000	$375,000	0%
Mitchell L. Krassan	$300,000	$360,000	20%
Michael Donegan	$290,000	$290,000	0%

During 2017, salaries of all officers remained the same as 2016 salaries except for our Executive Vice President and Chief Strategy Officer, whose salary was below the market 25th percentile of our 2016 Peer Group and was increased in 2017 to be comparable to similar executives from the 2016 Peer Group.

Annual Performance-Based Incentive Plan

We use annual performance-based incentive compensation to motivate our NEOs to achieve our annual objectives as set forth in our annual operating plan, while making progress towards and supporting our longer-term strategic goals. In addition, the Compensation Committee and our Board of Directors establish individual performance objectives for each of our NEOs. The payment of annual incentives is based upon the achievement of one or more corporate and individual performance objectives.

Target Annual Incentive Opportunities

The Compensation Committee and our Board of Directors determined the target annual incentive opportunities for each of our NEOs for fiscal 2017 should be a percentage of each NEO’s salary. The target annual incentive opportunity established for each NEO for fiscal 2017 was as follows:

Executive Officer	Annualized Fiscal 2017 Salary	Target Annual Incentive Opportunity (as a percentage of salary)	Annualized Target Annual Incentive Opportunity (as a dollar amount)
Robert G. Finizio	$600,000	100%	$600,000
John C.K. Milligan, IV	$450,000	70%	$315,000
Daniel A. Cartwright	$375,000	70%	$262,500
Mitchell L. Krassan	$360,000	50%	$180,000
Michael Donegan	$290,000	25%	$72,500

In setting the target annual incentive opportunities for our NEOs, the Compensation Committee and our Board of Directors exercised their judgment and considered several factors, including:

●	Our overall financial and operational results for the prior fiscal year;

●	The prior performance of each NEO;

●	The NEOs’ potential to contribute to our long-term strategic success;

●	The NEOs’ roles and responsibilities;

●	Each NEO’s individual experience and skills;

●	Competitive market practices for annual incentives; and

●	For our NEOs other than our CEO, the recommendations of our CEO.

Corporate Performance Measures

For fiscal 2017, the Compensation Committee and our Board of Directors selected several components to measure performance that best supported our annual operating plan and enhanced long-term value creation. As determined by the Compensation Committee and our Board of Directors, our NEOs were eligible to receive annual incentive compensation based on specific corporate performance measures for fiscal 2017. Our Board of Directors set these target levels to be aggressive, yet achievable, with diligent effort during 2017.

The corporate performance measures for fiscal 2017 were as follows:

●	Obtain approval from the FDA of the NDA for TX-004HR, our applicator-free vaginal estradiol softgel drug candidate for the treatment of moderate to severe dyspareunia, a symptom of VVA in post-menopausal women with vaginal linings that do not receive enough estrogen;

●	Prepare our company for the potential launch of TX-004HR, if approved;

●	Prepare for manufacturing and scale-up for TX-004HR;

●	Create marketing and sales strategies;

●	File an NDA with the FDA for TX-001HR, our bio-identical hormone therapy combination of 17ß- estradiol and progesterone in a single, oral softgel drug candidate, for the treatment of moderate to severe VMS due to menopause in post-menopausal women with an intact uterus;

●	Prepare for manufacturing and scale-up for TX-001HR;

●	Create and institute compliance and training initiatives;

●	Continue to inform and educate applicable constituencies regarding the potential market sizes for each of our drug candidates; and

●	Identify and explore business development opportunities for our drug candidates.

Individual Performance Objectives

Consistent with our compensation philosophy of rewarding individual performance, our CEO also developed and recommended to the Compensation Committee and our Board of Directors a series of individual performance objectives for our NEOs, which he deemed to be integral to the achievement of our annual operating plan. These objectives were approved by the Compensation Committee and our Board of Directors. The Compensation Committee and our Board of Directors determined the individual performance goals that should be used to assess the performance of our CEO.

For purposes of the fiscal 2017 annual performance-based incentive compensation, the individual performance goals for each of our NEOs were as follows:

●	Mr. Finizio

o	Submit the NDA for TX-001HR to the FDA;

o	Develop the launch plan for TX-004HR, if approved;

o	Continue to inform and educate applicable constituencies regarding the potential market sizes for our drug candidates;

o	Foster an environment of high integrity, ethics, and regulatory compliance; and

o	Identify and engage a manufacturer for both TX-001HR and TX-004HR.

●	Mr. Milligan

o	Prepare and file the NDA for TX-001HR;

o	Facilitate the company’s continued development of a marketing, sales, distribution, and launch strategy for TX-004HR;

o	Identify and engage a manufacturer for both TX-001HR and TX-004HR;

o	Facilitate scale-up and manufacturing for TX-004HR;

o	Institute compliance and training initiatives; and

o	Facilitate the execution of the company’s 2017 operations plan.

●	Mr. Cartwright

o	Build our business growth objectives with appropriate processes and controls;

o	Improve our balance sheet by raising additional funds;

o	Submit the NDA for TX-001HR to the FDA;

o	Continue to develop the TX-004HR launch plan;

o	Monitor and review our corporate and financial structure;

o	Set future financial strategy; and

o	Foster an environment of high integrity, ethics, and regulatory compliance.

●	Mr. Krassan

o	Provide leadership and direction as the company designs and build new systems for the launching of our drug candidates;

o	Engage third parties to develop independent analyses of the market size of each of our drug candidates;

o	Discover additional metrics and data sets that will allow the company to validate the market size of each of our drug candidates; and

o	Provide guidance in evaluating and adjusting the TX-004HR launch assessment.

●	Mr. Donegan

o	Provide leadership and direction with respect to, and plan and implement the installation of, a new general ledger and financial reporting system;

o	Support any additional Sarbanes-Oxley Act requirements;

o	Empower individuals to transition to new roles as the company expands;

o	Monitor and review our corporate and financial structure;

o	Set future financial strategy; and

o	Foster an environment of high integrity, ethics, and regulatory compliance.

After the end of the fiscal year, our CEO evaluated each NEO’s progress towards the achievement of the NEO’s individual performance objectives. In the case of our CEO, the Compensation Committee and the Board of Directors evaluated his progress towards the achievement of his individual performance goals.

Fiscal 2017 Annual Incentive Decisions

The annual incentive compensation for each of our NEOs was determined based on an assessment by the Compensation Committee and the Board of Directors of success in achieving the corporate performance measures and the individual performance objectives, after considering the recommendations of our CEO for NEOs other than himself.

Based on both our corporate performance for fiscal 2017, in which we met 95% of our corporate goals, and each NEO’s individual performance during the year, the following annual incentive payments were made to our NEOs for fiscal 2017:

Executive Officer	Annualized Fiscal 2017 Salary	Target Annual Incentive Opportunity (as a percentage of salary)	Total Cash Incentive Payments for Fiscal 2017	Percentage of Target Annual Incentive Opportunity
Robert G. Finizio	$600,000	100%	$570,000	95%
John C.K. Milligan, IV	$450,000	70%	$299,250	95%
Daniel A. Cartwright	$375,000	70%	$249,375	95%
Mitchell L. Krassan	$360,000	50%	$171,000	95%
Michael Donegan	$290,000	25%	$68,875	95%

Stock-Based Awards

Stock option grants made in 2015 were designed to provide long-term incentive compensation for more than one year and our Compensation Committee decided, as a result, not to make stock option grants in 2016. This outcome was reflective of past stock option grant practices in which the timing of grants was intermittent (i.e., grants were made over several years on an informal schedule).

In early 2017, with the initial commercialization of several of our drug candidates anticipated to begin in the near future, the Compensation Committee and Board of Directors decided to move toward an approach to stock option grants more consistent with similarly situated companies, specifically providing for stock option grants to be made on an annual basis. The Compensation Committee and our Board of Directors believed moving to such a practice would better support our company’s recruiting and retention needs for both executives and other employees in the context of the upcoming commercialization efforts. As a result, the following stock option grants were made on March 15, 2017 to our NEOs, each of which vests in equal annual installments over a period of three years from the date of grant:

Executive Officer	Number of Stock Options Granted
Robert G. Finizio	445,000
John C.K. Milligan, IV	260,000
Daniel A. Cartwright	170,000
Mitchell L. Krassan	170,000
Michael Donegan	40,000

Our Compensation Committee chose to make these grants based on market data from the 2016 Peer Group for similar positions at similar companies.

Each officer forfeits the unvested portion, if any, of the stock options if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by our Board of Directors or as provided in an applicable employment agreement. For Messrs. Finizio, Milligan, and Cartwright, stock-based awards vest upon termination due to death or “disability,” termination by our company without “cause,” resignation by the officer for “good reason,” and a “change in control” of our company (as such terms are defined in the employment agreements).

See “Executive Compensation — Fiscal Year 2017 Grants of Plan-Based Awards” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End 2017” tables for further information on equity awards granted to and held by each of our NEOs.

Severance and Change in Control Benefits

We have severance and change in control benefits for our NEOs documented in their respective employment agreements. We believe these benefits were necessary to attract our NEOs and the change in control benefits are in the best interests of our company and our stockholders because they help assure we will have the continued dedication and objectivity of our executive officers, notwithstanding the possibility or occurrence of a change in control. For further details, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

The tax treatment of the elements of our compensation program is one factor considered in the design of the compensation program. Under Section 162(m) of the Internal Revenue Code, as amended, or the Code, the federal income tax deduction for certain types of compensation paid to certain executive officers of publicly-held companies is limited to $1.0 million per officer per fiscal year unless such compensation meets certain requirements. This limitation does not apply to certain compensation awards granted prior to November 3, 2017 that meet the transition requirements under Section 162(m) of the Code for “qualifying performance based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders). Although the Compensation Committee considers the impact of Section 162(m) of the Code as well as other tax and accounting consequences when developing and implementing our executive compensation programs, the Compensation Committee retains the flexibility to design and administer compensation programs in the best interests of our company and stockholders. In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the transition rule thereunder, no assurances can be given that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under Section 162(m) of the Code would, in fact, do so. Recent tax legislation enacted by the U.S. Congress in December 2017 will likely result in more executive compensation not being tax deductible by our company.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits from a change in control of a company that exceed certain prescribed limits, and the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability they might owe as a result of the application of Sections 280G and 4999 during fiscal 2017, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation - Stock Compensation,” or ASC 718. In determining stock-based awards, the Compensation Committee considers the potential expense of these awards under ASC 718 and the impact on our earnings per share.

EXECUTIVE COMPENSATION

Fiscal Year 2017 Summary Compensation Table

The following table lists the compensation of our company’s principal executive officer, principal financial officer, and each of our three other most highly compensated executive officers who were serving as executive officers (collectively, our NEOs) on December 31, 2017, the end of our last completed fiscal year. The following information includes the dollar value of salaries, bonus awards, the number of non-qualified options granted, non-equity incentive plan compensation, and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Robert G. Finizio	2017	$600,000	$40,000	(3)	$1,756,609	$570,000	$17,346	(5)	$2,983,955
Chief Executive Officer	2016	$600,000	$50,000	(3)	—	$600,000	$13,347	(5)	$1,263,347
	2015	$550,000	—		$4,565,253	$962,500	$15,155	(5)	$6,092,908

John C.K. Milligan, IV	2017	$450,000	$40,000	(3)	$1,026,333	$299,250	$24,446	(4)	$1,840,029
President and Secretary	2016	$450,000	—		—	$315,000	$19,079	(4)	$784,079
	2015	$350,000	—		$2,402,764	$367,500	$20,404	(4)	$3,140,668

Daniel A. Cartwright	2017	$375,000	$40,000	(3)	$671,064	$249,375	$17,346	(5)	$1,352,785
Chief Financial Officer	2016	$375,000	—		—	$262,500	$14,066	(5)	$651,566
and Treasurer	2015	$345,000	—		$1,561,797	$362,250	$14,792	(5)	$2,283,839

Mitchell L. Krassan	2017	$360,000	—		$671,064	$171,000	$19,346	(6)	$1,221,410
Executive Vice President	2016	$300,000	—		—	$150,000	$15,608	(6)	$465,608
and Chief Strategy Officer	2015	$232,388	—		$720,829	$76,478	$11,289	(6)	$1,040,984
			—
Michael Donegan	2017	$290,000	—		$157,898	$68,875	$14,718	(6)	$531,491
Vice President - Finance	2016	$290,000	—		—	$72,500	$12,176	(6)	$374,676
	2015	$180,000	—		$480,553	$36,000	$10,218	(6)	$706,771

(1)	The valuation methodology used to determine the fair value of the options granted during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718-10. The Black-Scholes-Merton model requires the use of several assumptions, including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options. For further information, see “Note 8 — Stockholders’ Equity” included in the financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017.
(2)	Amounts in this column for fiscal 2017, 2016 and 2015 represent the amounts earned and payable under our 2017, 2016 and 2015 annual performance-based incentive plan, which were earned and payable in fiscal 2017, 2016 and 2015 but were not paid until after the end of fiscal 2017, 2016 and 2015, respectively. In addition, for Messrs. Finizio, Milligan, and Cartwright, amounts in this column for fiscal 2015 include cash incentive payments in the amounts of $412,500, $122,500, and $120,750, respectively, that were paid in fiscal 2015 following the completion of our underwritten public offering of common stock in February 2015 as a result of such officers’ determination not to accept any cash incentive payments for fiscal 2014 unless and until the company was able to complete an additional corporate financing transaction. For a description of our 2017 performance-based incentive plan and amounts earned thereunder, see “Compensation Discussion and Analysis —Fiscal 2017 Compensation— Annual Performance-Based Incentive Plan.”
(3)	Includes an additional discretionary payment of $50,000 for 2016 related to completion of certain milestones related to our clinical trials for Messrs. Finizio and an additional discretionary bonus of $40,000 for 2017 related to the outstanding work in the performance of the Company’s objectives for Messrs. Finizio, Milligan, and Cartwright.
(4)	Consists of health insurance premiums paid on Mr. Milligan’s behalf and a $5,100 car allowance for 2017, 2016 and 2015.
(5)	Consists of health insurance premiums paid on the NEO’s behalf.
(6)	Consists of benefit premiums paid on the NEO’s behalf and company match to 401(k) plan.

Fiscal Year 2017 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the NEOs for the fiscal year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert G. Finizio	—	—	$600,000	—	—	—	—
	3/15/2017	—	—	—	445,000	6.83	1,756,609
John C.K. Milligan, IV	—	—	$315,000	—	—	—	—
	3/15/2017	—	—	—	260,000	6.83	1,026,333
Daniel A. Cartwright	—	—	$262,500	—	—	—	—
	3/15/2017	—	—	—	170,000	6.83	671,064
Mitchell L. Krassan	—	—	$180,000	—	—	—	—
	3/15/2017	—	—	—	170,000	6.83	671,064
Michael Donegan	—	—	$72,500	—	—	—	—
	3/15/2017	—	—	—	40,000	6.83	157,898

(1)	Our fiscal 2017 annual performance-based cash bonus plan had no threshold or maximums. The amounts reflect the applicable target incentive cash compensation opportunity for our NEOs under our fiscal 2017 annual performance-based cash bonus plan. All such awards have been paid, and the actual amounts paid are set forth under the “Non-Equity Incentive Plan Compensation” in the Fiscal Year 2017 Summary Compensation Table above. Our fiscal 2017 annual performance-based cash bonus plan is discussed under “Compensation Discussion and Analysis — Fiscal 2017 Compensation — Annual Performance-Based Cash Bonus Plan.”
(2)	The amounts shown in this column represent the grant date fair value for stock option awards granted to our NEOs during the covered year calculated in accordance with ASC 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017. We calculated the estimated value of the award based on the closing stock price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table sets forth information with respect to outstanding equity-based awards held by our NEOs at December 31, 2017.

			Option Awards
			Number of
			Securities Underlying			Option	Option
			Unexercised Options			Exercise	Expiration
Name	Grant Date		Exercisable		Unexercisable	Price	Date

Robert G. Finizio	01	/01/2009(1)	1,472,910		—	$0.10	01/01/2019
	02	/27/2012(2)(16)	300,000		—	$2.20	02/27/2022
	04	/16/2012(3)(16)	50,000		—	$2.55	04/16/2022
	11	/30/2012(4)(16)	268,474	(5)	—	$3.00	11/30/2022
	12	/17/2015(6)	950,000		—	$8.92	12/17/2025
	03	/15/2017(7)	—		445,000	$6.83	03/15/2027
John C.K. Milligan, IV	01	/01/2009(1)	2,032,255		—	$0.10	01/01/2019
	02	/27/2012(2)	300,000		—	$2.20	02/27/2022
	04	/16/2012(3)	75,000		—	$2.55	04/16/2022
	11	/30/2012(4)(17)	800,000		—	$3.00	11/30/2022
	05	/02/2013(8)	50,000		—	$2.80	05/02/2023
	01	/06/2014(9)	45,000		—	$5.05	01/06/2024
	12	/17/2015(6)	500,000		—	$8.92	12/17/2025
	03	/15/2017(7)	—		260,000	$6.83	03/15/2027
Daniel A. Cartwright	10	/21/2011(10)	260,000		—	$0.38	10/21/2021
	11	/30/2012(4)	700,000		—	$3.00	11/30/2022
	12	/17/2015(6)	325,000		—	$8.92	12/17/2025
	03	/15/2017(7)	—		170,000	$6.83	03/15/2027

Mitchell L. Krassan	05	/01/2010(11)	105,703		—	$0.19	05/01/2020
	09	/01/2010(12)	683,955		—	$0.20	09/01/2020
	11	/21/2014(13)	56,250		18,750	$4.01	11/21/2024
	12	/17/2015(6)	150,000		—	$8.92	12/17/2025
	03	/15/2017(7)	—		170,000	$6.83	03/15/2027

Michael Donegan	06	/21/2013(14)	75,000		—	$2.98	06/21/2023
	07	/09/2014(15)	37,500		12,500	$5.01	07/09/2024
	12	/17/2015(6)	100,000		—	$8.92	12/17/2025
	03	/15/2017(7)	—		40,000	$6.83	03/15/2027

			Warrants
			Number of
			Securities Underlying		Warrant	Warrant
			Unexercised Warrants		Exercise	Expiration
Name	Grant Date		Exercisable	Unexercisable	Price	Date
Robert G. Finizio	03	/06/2011(18)	179,000	—	$0.24	03/06/2021
John C.K. Milligan, IV	03	/06/2011(18)	179,000	— —	$0.24	03/06/2021
Daniel A. Cartwright	10	/21/2011(19)	600,000	—	$0.38	10/20/2021

(1)	The stock options granted on January 1, 2009 vested monthly on the first day of each month over three years.
(2)	The stock options granted on February 27, 2012 vested in full on February 27, 2013.
(3)	The stock options granted on April 16, 2012 vested in full on December 31, 2012.
(4)	The stock options granted on November 30, 2012 vested annually on November 30 of each year over three years.

(5)	Mr. Finizio was initially granted stock options to purchase 900,000 of our common stock; however, on May 8, 2013, Mr. Finizio agreed to relinquish his right to receive 600,000 shares of our common stock underlying these stock options.
(6)	The stock options granted on December 17, 2015 vested monthly over 12 months beginning on January 21, 2016.
(7)	The stock options granted on March 15, 2017 will vest annually over 3 years on the anniversary of the grant date.
(8)	The stock options granted on May 2, 2013 vested in full on December 31, 2013.
(9)	The stock options granted on January 6, 2014 vested in full on December 31, 2014.
(10)	The stock options granted on October 21, 2011 vested annually over four years on the anniversary of the grant date.
(11)	The stock options granted on May 1, 2010 vested in full on May 1, 2011.
(12)	The stock options granted on September 1, 2010 vested monthly over three years on the first day of each month following the first month after the date of grant.
(13)	The stock options granted on November 21, 2014 will vest annually over four years on the anniversary of the grant date.
(14)	The stock options granted on June 21, 2013 vested annually over three years on the anniversary of the grant date.
(15)	The stock options granted on July 9, 2014 will vest annually over four years on the anniversary of the grant date.
(16)	This award has been transferred to the Robert G. Finizio GRAT No. 2 dated May 4, 2015.
(17)	500,000 options have been transferred to the John C.K. Milligan IV GRAT No. 2 dated April 28, 2015.
(18)	The warrants granted on March 6, 2011 vested quarterly starting on June 30, 2011 over eight quarters.
(19)	The warrant granted on October 21, 2011 vested monthly over 44 months beginning on November 21, 2011.

Option Exercises and Stock Vested in Fiscal Year 2017

During fiscal 2017, none of our NEOs acquired shares upon the exercise of stock options or the vesting of stock awards.

Post-Employment Compensation

Pension Benefits

We do not offer any defined benefit pension plans for any of our employees. We have a 401(k) plan in which employees may participate.

Other Compensation

All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and tax-qualified Section 401(k) retirement savings plans. These plans are available to all employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered in determining the compensation of our executive officers.

Employment Agreements

Robert G. Finizio has an employment agreement that commenced November 8, 2012; the agreement initially provided for a three-year term and now automatically renews for additional one-year terms each year on the anniversary of execution unless notice of non-renewal is given by either our company or Mr. Finizio at least 90 days prior to such anniversary. The agreement originally provided for: (i) a time-based ten-year stock option, or the Time-Based Option, granted and issued on November 30, 2012, or the Date of Grant, to purchase 900,000 shares of our common stock with the exercise price equal to $3.00, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a performance-based ten-year stock option, or the Performance-Based Option, in an amount to be determined, (iii) a salary of not less than $355,100 per year, and (iv) an annual short-term incentive compensation of up to 35% of salary, at the discretion of our Board of Directors. Mr. Finizio will receive employee benefits, vacation, and other perquisites as may be determined from time to time. Conditions of termination call for (i) termination immediately upon death, (ii) termination upon a disability in which Mr. Finizio is unable to perform his duties for more than 180 total calendar days during any 12-month period, (iii) voluntary termination by Mr. Finizio upon a 14 calendar day prior notice, (iv) involuntary termination by our company without cause with 60-day notice (or 90-day notice when termination is due to the non-extension of the employment term by our company), (v) termination for cause, and (vi) termination for good reason wherein Mr. Finizio will have 90 days from the date of notice to terminate his employment.

John C.K. Milligan, IV has an employment agreement that commenced November 8, 2012; the agreement initially provided for a three-year term and now automatically renews for additional one-year terms each year on the anniversary of execution unless notice of non-renewal is given by either our company or Mr. Milligan at least 90 days prior to such anniversary. The agreement originally provided for: (i) a Time-Based Option granted and issued on the Date of Grant to purchase 800,000 shares of our common stock with the exercise price equal to $3.00, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a Performance-Based Option in an amount to be determined, (iii) a salary of not less than $288,100 per year, and (iv) an annual short-term incentive compensation of up to 30% of salary, at the discretion of our Board of Directors. Mr. Milligan will receive employee benefits, vacation, and other perquisites as may be determined from time to time. Conditions of termination call for (i) termination immediately upon death, (ii) termination upon a disability in which Mr. Milligan is unable to perform his duties for more than 180 total calendar days during any 12-month period, (iii) voluntary termination by Mr. Milligan upon a 14 calendar day prior notice, (iv) involuntary termination by our company without cause with 60-day notice or (90-day notice when termination is due to the non-extension of the employment term by our company), (v) termination for cause, and (vi) termination for good reason wherein Mr. Milligan shall have 90 days from the date of notice to terminate his employment. The employment agreement contains standard provisions for confidentiality and noncompetition.

Daniel A. Cartwright has an employment agreement that commenced November 8, 2012; the agreement initially provided for a three-year term and now automatically renews for additional one-year terms each year on the anniversary of execution unless notice of non-renewal is given by either our company or Mr. Cartwright at least 90 days prior to such anniversary. The agreement originally provided for: (i) a Time-Based Option granted and issued on the Date of Grant to purchase 700,000 shares of our common stock with the exercise price equal to $3.00, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a Performance-Based Option in an amount to be determined, (iii) a salary of not less than $257,100 per year, and (iv) an annual short-term incentive compensation of up to 30% of salary, at the discretion of our Board of Directors. Mr. Cartwright will receive employee benefits, vacation, and other perquisites as may be determined from time to time. Conditions of termination call for (i) termination immediately upon death, (ii) termination upon a disability in which Mr. Cartwright is unable to perform his duties for more than 180 total calendar days during any 12-month period, (iii) voluntary termination by Mr. Cartwright upon a 14 calendar day prior notice, (iv) involuntary termination by our company without cause with 60-day notice or (90-day notice when termination is due to the non-extension of the employment term by our company), (v) termination for cause, and (vi) termination for good reason wherein Mr. Cartwright will have 90 days from the date of notice to terminate his employment. The employment agreement contains standard provisions for confidentiality and noncompetition.

Mitchell Krassan has a one year employment agreement that commenced on December 17, 2015, subject to automatic renewals of one year terms, which calls for (i) a time-based one-year stock option granted to purchase 150,000 shares of our common stock, which was issued on December 21, 2015 with the exercise price equal to $8.92, with the underlying shares vesting monthly in one-twelfth increments beginning on the one month anniversary of the date of the grant, (ii) a salary of not less than $300,000 per year, and (iii) an annual short-term incentive compensation target of 50% of salary, at the discretion of our Board of Directors. Mr. Krassan will receive employee benefits, vacation, and other perquisites as may be determined from time to time. Conditions of termination call for (i) termination immediately upon death, (ii) termination upon a disability in which Mr. Krassan is unable to perform his duties for six consecutive months, (iii) termination immediately by Mr. Krassan upon written notice, (iv) termination immediately by our company without cause, (v) termination for cause upon ten days’ written notice, and (vi) termination by Mr. Krassan for good reason upon 30 days’ written notice within 90 days of the event constituting good reason. The employment agreement contains standard provisions for confidentiality and noncompetition.

Michael Donegan has a one year employment agreement that commenced on December 17, 2015, subject to automatic renewals of one year terms, which calls for (i) a time-based one-year stock option to purchase 100,000 shares of our common stock, which was issued on December 21, 2015 with the exercise price equal to $8.92, with the underlying shares vesting monthly in one-twelfth increments beginning on the one month anniversary of the date of the grant, (ii) salary of not less than $290,000 per year, and (iii) an annual short-term incentive compensation target of 25% of salary, at the discretion of our Board of Directors. Mr. Donegan will receive employee benefits, vacation, and other perquisites as may be determined from time to time. Conditions of termination call for (i) termination immediately upon death, (ii) termination upon a disability in which Mr. Donegan is unable to perform his duties for six consecutive months, (iii) termination immediately by Mr. Donegan upon written notice, (iv) termination immediately by our company without cause, (v) termination for cause upon ten days’ written notice, and (vi) termination by Mr. Donegan for good reason upon 30 days’ written notice within 90 days of the event constituting good reason. The employment agreement contains standard provisions for confidentiality and noncompetition.

Potential Payments Upon Termination or Change in Control

We have employment agreements with certain of our executive officers as described above. The arrangements reflected in these employment agreements are designed to encourage the officers’ full attention and dedication to our company currently and, in the event of any proposed change of control, provide these officers with individual financial security. The employment agreements provide for specified payments and benefits only upon a qualifying termination of employment as described below.

Termination by Us Without Good Cause or by Executive with Good Reason - No Change in Control

Pursuant to the employment agreements for each of Messrs. Finizio, Milligan, and Cartwright, in the event of termination of the executive’s employment without “cause” or resignation by the executive for “good reason” (as each term is defined in the employment agreements), the executive would be entitled to (i) the sum of his salary, payable on a biweekly basis ratably over 52 weeks, and target annual incentive compensation for the fiscal year in which such termination of employment occurs, (ii) a continuation of welfare benefits for a period of one year after such termination, and (iii) amounts accrued but unpaid at the time of termination. Additionally, all outstanding equity awards that vest solely on the passage of time held by such executives would immediately vest in full for each of Messrs. Finizio, Milligan, and Cartwright. If a change in control is consummated on or prior to the first anniversary of the effective date of termination, then, prior to such consummation, the company will be required to deliver to the executive the number of shares of company common stock the executive forfeited upon termination pursuant to unvested performance-based restricted stock awards and all other equity awards held by the executive will accelerate in full.

Pursuant to the employment agreements for each of Messrs. Donegan and Krassan, in the event of termination of the executive’s employment without “good cause” or resignation by the executive for “good reason” (as each term is defined in the employment agreements), the executive would be entitled to (i) the sum of his salary payable over a 12-month period, (ii) any target annual incentive compensation for the fiscal year in which such termination of employment occurs, (iii) a continuation of welfare benefits for a period of one year after such termination, and (iv) payment of accrued but unused paid time off. Additionally, all unvested equity compensation granted after the date of the employment agreement and held by the executive in his capacity as an employee would immediately vest as of the effective date of termination.

Termination or Resignation in Connection with a Change in Control

In the event of termination of the executive’s employment without “cause” or resignation by the executive for “good reason” (as each term is defined in the employment agreements), following the date of the announcement of a transaction that leads to a change in control and up to 12 months following the date of the change in control, in addition to those payments and benefits provided to salaried employees generally, including amounts accrued but unpaid at the time of termination:

●	Messrs. Finizio and Milligan would be entitled to (i) the sum of their respective salary and target annual incentive compensation for the fiscal year in which such termination of employment occurs, (ii) a continuation of welfare benefits for a period of one year after such termination, and (iii) all other rights and benefits the executive is vested in, pursuant to other plans and programs of our company, and

●	Mr. Cartwright would be entitled to (i) an amount equal to 150% of his salary and target annual incentive compensation for the fiscal year in which such termination of employment occurs, payable in a lump sum, (ii) a continuation of welfare benefits for a period of 18 months after such termination, and (iii) all other rights and benefits the executive is vested in, pursuant to other plans and programs of our company.

Additionally, all outstanding long-term incentive awards and warrants would immediately vest in full for each of Messrs. Finizio, Milligan, and Cartwright.

Termination by Reason of Death or Disability

For Messrs. Finizio, Milligan, and Cartwright, in the event of termination of the executive’s employment by reason of his death or “disability” (as such term is defined in the employment agreements), in addition to those payments and benefits provided to salaried employees generally, including amounts accrued but unpaid at the time of termination, each of the executives would be entitled to (i) pro-rated target annual incentive compensation for the fiscal year in which such termination of employment occurs, payable in a lump sum, (ii) immediate vesting of all outstanding equity awards that vest solely on the passage of time, and (iii) all other rights and benefits the executive is vested in, pursuant to other plans and programs of our company.

The tables below reflect the amount of compensation to certain of our NEOs, assuming termination of such executive’s employment without cause or for good reason or following a change in control of our company on December 31, 2017. Other than as set forth below, no amounts will be paid to our NEOs in the event of termination.

Robert G. Finizio

Executive Benefits and Payments	Termination Without Good Cause or with Good Reason (Not in Connection with a Change in Control)		Termination Without Good Cause or with Good Reason Following a Change in Control		Termination by Reason of Death or Disability
Cash severance	$1,187,346	(1)	$1,187,346	(1)	$570,000	(2)
Equity awards(3)	—		—		—
Other	—		—		—

John C.K. Milligan, IV

Executive Benefits and Payments	Termination Without Good Cause or with Good Reason (Not in Connection with a Change in Control)		Termination Without Good Cause or with Good Reason Following a Change in Control		Termination by Reason of Death or Disability
Cash severance	$768,596	(1)	$768,596	(1)	$299,250	(2)
Equity awards(3)	—		—		—
Other(4)	$5,100		$5,100		$5,100

Daniel A. Cartwright

Executive Benefits and Payments	Termination Without Good Cause or Resignation with Good Reason (Not in Connection with a Change in Control)		Termination Without Good Cause or Resignation with Good Reason Following a Change in Control		Termination by Reason of Death or Disability
Cash severance	$641,721	(1)	$953,909	(1)	$249,375	(2)
Equity awards(3)	—		—		—
Other	—		—		—

Mitchell Krassan

Executive Benefits and Payments	Termination Without Good Cause or Resignation with Good Reason (Not in Connection with a Change in Control)		Termination Without Good Cause or Resignation with Good Reason Following a Change in Control		Termination by Reason of Death or Disability
Cash severance	$550,346	(1)	$550,346	(1)	$171,000	(2)
Equity awards(3)	—		—		—
Other	—		—		—

Michael Donegan

Executive Benefits and Payments	Termination Without Good Cause or Resignation with Good Reason (Not in Connection with a Change in Control)		Termination Without Good Cause or Resignation with Good Reason Following a Change in Control		Termination by Reason of Death or Disability
Cash severance	$373,593	(1)	$373,593	(1)	$68,875	(2)
Equity awards(3)	—		—		—
Other	—		—		—

(1)	Consists of payments due to executive for (i) salary, (ii) target annual incentive compensation, and (iii) health and welfare benefits. In the case of Mr. Cartwright following a change in control, consists of (i) 150% of salary, (ii) 150% of target annual incentive compensation, and (iii) health and welfare benefits.
(2)	Represents full annual incentive compensation that would be prorated based on termination date.
(3)	Represents the value of unvested equity awards that would become fully vested upon a termination without cause, resignation for good reason, or in connection with a change in control. The value is calculated by multiplying the number of shares underlying each accelerated award by the difference between the per share closing price of the Common Stock on December 31, 2017 and the per share exercise price.

(4)	Represents the amount payable for a car allowance.

Nonqualified Deferred Compensation

We do not offer any deferred compensation plans for any of our NEOs.

Limitation of Directors’ Liability; Indemnification of Directors, Officers, Employees, and Agents

Our amended and restated articles of incorporation and bylaws, each as amended, provide that we may indemnify to the full extent of our power to do so, all directors, officers, employees, and/or agents. The effect of this provision in the amended and restated articles of incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under Nevada law.

Insofar as indemnification by our company for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to officers and directors of our company pursuant to the foregoing provisions or otherwise, we are aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHIEF EXECUTIVE OFFICER PAY RATIO

For 2017, the total compensation of our Chief Executive Officer of $2,983,955, as presented in the Summary Compensation Table, was approximately 29 times the total compensation of our median employee of $104,675. To identify the median of the annual compensation of all of our employees (other than the CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal year 2017 and added the fair value of options granted in 2017. The median employee was identified by reviewing the total compensation for all employees (other than the CEO) who were employed by us on December 31, 2017. All of our employees were included, whether employed on a full-time, part-time or seasonal basis. Adjustments were made to annualize the compensation of employees who were not employed by us for the entire year. No full-time equivalent adjustments were made for part time employees.

The SEC’s pay ratio disclosure rules provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee and the pay ratio. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2017, the following table shows the number of securities to be issued upon exercise of outstanding options under equity compensation plans approved by our stockholders, which plans do not provide for the issuance of warrants or other rights.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options (a)		Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity Compensation Plans Approved by Stockholders	23,365,225	(1)	$3.78	7,302,211	(2)

Equity Compensation Plans Not Approved by Stockholders	─		─	—

(1)	Represents 18,575,084 shares issuable under the 2009 Long Term Incentive Compensation Plan, as amended, or the 2009 Plan, and 4,790,141 shares issuable under the Amended and Restated 2012 Stock Incentive Plan, or the 2012 Plan.

(2)	Represents 2,173,878 shares available for future issuance under the 2009 Plan and 5,128,333 shares available for future issuance under the 2012 Plan.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Policy Relating to Related Party Transactions

We have a policy that we will not enter into any material transaction in which a director or officer has a direct or indirect financial interest unless the transaction is determined by our Board of Directors to be fair to us or is approved by a majority of our disinterested directors or by our stockholders, as provided for under Nevada law. Generally, our Board of Directors as a whole determines whether a director or officer has a direct or indirect (i.e., any) financial interest in a transaction deemed material based upon our Code of Conduct and Ethics and Nevada law. From time to time, our Audit Committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our Board of Directors and our executive officers. The policy with respect to such transactions is provided in our company’s Code of Conduct and Ethics.

Related Party Transactions

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2017, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers, or holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and NEOs are described elsewhere in this proxy statement.

Agreements with Catalent, Inc.

J. Martin Carroll, a director of ours, has served as a director of Catalent, Inc. since July 2015. From time to time, we have entered into agreements with Catalent in the normal course of business. All such agreements have been reviewed by disinterested directors of our company or a committee consisting of disinterested directors of our company since July 2015. During the years ended December 31, 2017, 2016 and 2015, we were billed by Catalent approximately $3,646,000, $3,647,000 and $1,266,000, respectively, for manufacturing activities related to our clinical trials, scale-up, registration batches, stability and validation testing. As of December 31, 2017 and December 31, 2016, there were amounts due to Catalent of approximately $523,000 and $57,000, respectively.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

April 27, 2018	Respectfully submitted,

Cooper C. Collins, Chairman J. Martin Carroll Tommy G. Thompson

DIRECTOR COMPENSATION

We compensate our non-employee directors with a combination of cash and equity. In 2017, each director received an annual cash retainer of $50,000 for such service and an annual grant of stock options to purchase 50,000 shares of our common stock. In addition, the Chairman of the Board received an additional $25,000 annual cash retainer and additional options to purchase 25,000 shares of our common stock. In addition, the chairperson of our Audit Committee received an annual cash retainer of $25,000 and the other members of the Audit Committee received an annual retainer of $10,000. The chairperson of our Compensation Committee received an annual cash retainer of $15,000 and the other members of the Compensation Committee received an annual retainer of $7,500. The chairperson of each of our other committees received an annual cash retainer of $10,000 and the other members received an annual retainer of $5,000. In addition, each director received compensation of $500 for each telephonic meeting and $1,500 for each in person meeting.

Effective January 1, 2018, we eliminated per meeting fees and revised the cash portion of our Board of Directors retainers as follows: each director will receive an annual cash retainer of $57,500; the Chairman of the Board will receive an additional $30,000 annual cash retainer; the chairperson of our Audit Committee will receive an annual cash retainer of $30,000 and the other members of the Audit Committee will receive an annual cash retainer of $15,000; the chairperson of our Compensation Committee will receive an annual cash retainer of $20,000 and the other members of the Compensation Committee will receive an annual cash retainer of $12,000; and the chairperson of each of our other committees will receive an annual cash retainer of $12,500 and the other members will receive an annual cash retainer of $7,500.

We also reimburse our directors for reasonable expenses related to attendance at Board of Directors and committee meetings.

The following table and accompanying footnotes detail compensation paid to our directors for services rendered for the year ended December 31, 2017. Messrs. Finizio’s and Milligan’s compensation is described above under “Executive Compensation.” Dr. Barlow was appointed as a director of our company in March 2018 and did not receive compensation as a director for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)(3)		All Other Compensation		Total
Brian A. Bernick, M.D.	—	$671,064	(4)	$626,875	(5)	$1,297,939
J. Martin Carroll	$75,750	$165,115		—		$240,865
Cooper C. Collins	$83,500	$165,115		—		$248,615
Robert V. LaPenta, Jr.	$88,500	$165,115		—		$253,615
Jules A. Musing	$64,250	$165,115		—		$229,365
Nicholas Segal	$64,500	$165,115		—		$229,615
Angus C. Russell	$68,750	$165,115		—		$233,865
Tommy G. Thompson	$115,750	$247,673		—		$363,423

(1)	The valuation methodology used to determine the fair value of the options granted during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718. The Black-Scholes-Merton model requires the use of several assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options. For further information, see “Note 8 – Stockholders’ Equity” included in the financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017.
(2)	Stock options depicted in the table above were granted to directors (other than Dr. Bernick) for serving on our Board of Directors on June 21, 2017 and will vest on June 21, 2018.
(3)	On December 31, 2017, each of the directors listed in the “Director Compensation” table had option awards outstanding to purchase the following number of shares of common stock: Dr. Bernick (2,252,910), Mr. Collins (445,000), Mr. LaPenta (445,000), Mr. Thompson (907,500), Mr. Segal (462,057), Mr. Musing (570,000), Mr. Russell (225,000), Mr. Carroll (225,000) and there were no forfeitures of stock options by any of such directors in fiscal 2017. Dr. Barlow held no option awards on December 31, 2017.
(4)	Consists of stock options granted to Dr. Bernick for his services as an executive of our company. Dr. Bernick received no additional compensation for his duties as a director of our company.
(5)	Consists of cash compensation received by Dr. Bernick for his services as an officer of our company.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee consisting of independent directors. All of the members of the committee must be “independent” of our company and management, as independence is defined in applicable rules of the SEC and the Nasdaq listing standards.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor and any internal audit function. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by the guidelines of the SEC, the Sarbanes-Oxley Act of 2002, Statement on Auditing Standards No. 61, as amended, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings in 2017.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

April 27, 2018	Robert V. LaPenta, Jr., Chairman
Cooper Collins Angus C. Russell Nicholas Segal

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These regulations require the directors, officers, and persons who own more than 10% of a registered class of our equity securities to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2017, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or persons who own more than 10% of a registered class of our equity securities, complied with all Section 16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 26, 2018, by the following:

●	each of our directors and executive officers;

●	all of our directors and executive officers as a group; and

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of April 26, 2018. Shares issuable pursuant to stock options, warrants, and convertible securities are deemed outstanding for computing the percentage of the person holding such options, warrants, or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TherapeuticsMD, Inc., 6800 Broken Sound Parkway NW, Third Floor, Boca Raton, Florida 33487.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent(1)
Executive Officers and Directors:
Robert G. Finizio(2)	23,762,276	10.80%
John C.K. Milligan, IV(3)	9,532,527	4.32%
Daniel A. Cartwright(4)	1,941,666	*
Mitchell L. Krassan(5)	1,052,574	*
Michael Donegan(6)	225,833	*
Brian Bernick, M.D.(7)	8,941,947	4.13%
Tommy G. Thompson (8)	1,591,556	*
Jane F. Barlow, M.D., M.B.A, M.P.H	0	*
J. Martin Carroll(9)	235,000	*
Cooper C. Collins(10)	481,000	*
Robert V. LaPenta, Jr. (11)	455,000	*
Jules A. Musing (12)	592,400	*
Angus C. Russell(13)	273,500	*
Nicholas Segal (14)	1,202,532	*
All executive officers and directors as a group (14 persons)(15)	50,061,978	22.85%

5% Stockholders:
Bank of NY Mellon Corp.(16)	28,973,668	13.38%
FMR LLC(17)	23,068,840	10.65%
JP Morgan Chase & Co.(18)	19,648,012	9.07%
T. Rowe Price Associates, Inc.(19)	17,431,395	8.05%
BlackRock, Inc.(20)	14,431,862	6.66%
The Vanguard Group (21)	11,403,826	5.27%
Franklin Resources, Inc.(22)	10,992,409	5.08%

*Represents less than 1% of the outstanding shares of our common stock.

(1)	Applicable percentage of ownership is based on 216,584,274 shares of common stock outstanding as of April 26, 2018, as adjusted for each stockholder.

(2)	Includes (i) 18,393,559 shares held by Mr. Finizio directly, (ii) 1,630,090 shares held indirectly by Mr. Finizio through a grantor-retained annuity trust, (iii) 369,910 shares held by Robert Finizio Revocable Trust, (iv) 3,189,717 shares issuable to Mr. Finizio upon the exercise of vested stock options and (v) 179,000 shares issuable to Mr. Finizio upon the exercise of a vested warrant.
(3)	Represents (i) 2,987,523 shares held by John C.K. Milligan Revocable Trust U/A 08/10/2009, as amended 11/22/2011, or the Trust, (ii) 1,472,419 shares held by Goldman Sachs & Co f/b/o John Milligan IRA, (iii) 1,004,664 shares held indirectly by Mr. Milligan through a grantor-retained annuity trust, (iv) 3,888,921 shares issuable to Mr. Milligan upon the exercise of vested stock options and (v) 179,000 shares issuable to Mr. Milligan upon the exercise of a vested warrant. Mr. Milligan serves as the trustee and is the beneficiary of the Trust.
(4)	Represents (i) 1,341,666 shares issuable to Mr. Cartwright upon the exercise of vested stock options and (ii) 600,000 shares issuable to Mr. Cartwright upon the exercise of a vested warrant.
(5)	Represents 1,052,574 shares issuable to Mr. Krassan upon the exercise of vested stock options.
(6)	Represents 225,833 shares issuable to Mr. Donegan upon the exercise of vested stock options.
(7)	Represents (i) 6,557,371 shares held by BF Investment Enterprises, Ltd., or BF Investment, (ii) 242,000 shares held by Dr. Bernick and Beth Familant, as tenants by the entirety, (iii) 3,000 shares held by BF Management, LLC, or the GP, a general partner of BF Investment, (iv) 1,757,910 shares issuable to BF Investment upon the exercise of vested stock options and (v) 381,666 shares issuable to Dr. Bernick upon the exercise of vested stock options. Dr. Bernick serves as the Manager of the GP and holds (x) together with his wife as tenants by the entirety, a 70.6% membership interest in the GP, (y) together with his wife as tenants by the entirety, a 73% limited partner interest in BF Investment, and (z) in the aggregate, with his spouse in their individual capacities, a 3.272% limited partner interest in BF Investment. Accordingly, Dr. Bernick may be deemed to beneficially own the shares owned by BF Investment and the GP. Dr. Bernick disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.
(8)	Represents (i) 679,500 shares held by Thompson Family Investments, LLC, an entity solely owned by Thompson Family Holdings, LLC, an entity solely owned by Mr. Thompson, of which 600,000 shares have been pledged to secure obligations under a promissory note, (ii) 3,555 shares held by Mr. Thompson, (iii) 1,001 shares held indirectly by Thompson Family Holdings and (iv) 907,500 shares issuable to Mr. Thompson upon exercise of vested stock options.
(9)	Includes (i) 10,000 shares held by Mr. Carroll directly and (ii) 225,000 shares issuable to Mr. Carroll upon the exercise of vested stock options.
(10)	Includes (i) 36,000 shares held by Mr. Collins directly and (ii) 445,000 shares issuable to Mr. Collins upon the exercise of vested stock options.
(11)	Includes (i) 5,000 shares held by Mr. LaPenta, Jr. directly, (ii) 5,000 shares held indirectly by trusts for Mr. LaPenta’s minor children and (iii) 445,000 shares issuable to Mr. LaPenta, Jr. upon the exercise of vested stock options.
(12)	Includes (i) 22,400 shares held directly by Mr. Musing and (ii) 570,000 shares issuable to Mr. Musing upon the exercise of vested stock options.
(13)	Includes (i) 48,500 shares held by Mr. Russell directly and (ii) 225,000 shares issuable to Mr. Russell upon the exercise of vested stock options.
(14)	Represents (i) 461,565 shares held directly by Mr. Segal, (ii) 462,057 shares issuable to Mr. Segal upon the exercise of vested stock options and (iii) Mr. Segal’s pro rata portion (278,910 shares) of the shares held by Fourth Generation Private Equity Partners, or Fourth Generation. Mr. Segal does not have voting or dispositive power over the shares held by Fourth Generation. Richard Segal, in his official capacity, exercises sole voting and dispositive power over the shares held by Fourth Generation.
(15)	This amount includes all shares directly and indirectly owned by all executive officers and directors and all shares issuable directly and indirectly upon the exercise of vested stock options and warrants held by our executive officers and directors.
(16)	Bank of New York Mellon Corporation has sole voting power over 25,904,325 shares and sole dispositive power over 28,237,273 shares. Bank of New York Mellon Corporation’s address is 225 Liberty Street, New York, New York 10286. This information is based on Amendment No. 4 to Schedule 13G filed with the SEC on February 7, 2018.
(17)	FMR LLC has sole voting power over 883,700 shares and sole dispositive power over 23,068,840 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. This information is based on Amendment No. 6 to Schedule 13G filed with the SEC on February 13, 2018.
(18)	JP Morgan Chase & Co. has sole voting power over 17,398,886 shares and sole dispositive power over 19,648,012 shares. JP Morgan Chase & Co.’s address is 270 Park Ave., New York, NY 10017. This information is based on Amendment No. 1 to Schedule 13G filed with the SEC on January 26, 2018.
(19)	T. Rowe Price Associates, Inc. has sole voting power over 3,220,088 shares and sole dispositive power over 17,431,395 shares. T. Rowe Price Associates, Inc.’s address is 100 E. Pratt Street, Baltimore, Maryland 21202. This information is based on Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2018.
(20)	BlackRock, Inc. has sole voting power over 14,104,842 shares and sole dispositive power over 14,431,862 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055. This information is based on Amendment No. 1 to Schedule 13G filed with the SEC on January 23, 2018.
(21)	The Vanguard Group has sole voting power over 330,470 shares and sole dispositive power over 11,077,906 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Schedule 13G filed with the SEC on February 9, 2018.

(22)	Franklin Resources, Inc. has aggregate amount beneficially owned over 10,992,409 shares. Franklin Resources, Inc.’s address is One Franklin Parkway, San Mateo, CA 94403. This information is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 5, 2018.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to provide advisory approval of the compensation of our NEOs (which consist of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during our last completed fiscal year), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 18. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives. This program provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis section included in this proxy statement and the executive-related compensation tables for more information.

Board Recommendation

Our Board of Directors believes that the information provided within the “Executive Compensation” section of this proxy statement demonstrates our executive compensation program is designed appropriately and is working to ensure our NEOs receive the majority of their compensation based on performance-driven considerations and that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2017, as disclosed in the Compensation Discussion and Analysis section, compensation tables, and narrative discussion set forth in this proxy statement.

Vote Required

The say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has selected and appointed Grant Thornton as our independent registered public accounting firm for the 2018 fiscal year. Grant Thornton has served as our independent registered public accounting firm since March 30, 2015.

Our Audit Committee recommends that stockholders vote in favor of the ratification of the appointment of Grant Thornton to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2018. Although ratification is not required by our bylaws or otherwise, our Audit Committee is submitting the appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on such ratification, our Audit Committee will reconsider its selection.

We anticipate that representatives of Grant Thornton will be present at the 2018 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal year ended December 31, 2017 and 2016 by Grant Thornton, our independent registered public accounting firm, were as follows:

	2017	2016
Audit Fees	$327,880	$342,755
Audit-Related Fees	$0	$0
Tax Fees	$94,128	$96,261
All Other Fees	$0	$0

Audit fees consist of fees associated with the annual audit, including the audit of the effectiveness of internal control over financial reporting, the reviews of our quarterly reports, and other filings with the SEC as well as comfort letters and consents. Tax fees included the preparation of our tax returns.

Audit Committee Pre-Approval Policies and Procedures

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval, or adopting procedures for pre-approval, of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Grant Thornton described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies. All of the hours spent by Grant Thornton in auditing our financial statements for the fiscal year ended 2017 and 2016 were attributed to work performed by Grant Thornton’s full-time, permanent employees.

Ratification by Stockholders of the Appointment of Independent Auditor

Ratification of the appointment of Grant Thornton to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2018 will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

As more specifically provided in our bylaws, as amended, no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us, together with the information required by our bylaws, as amended. Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2018 must be received by us not less than 90 days (by March 27, 2019) and not more than 120 days (by February 26, 2019) before the anniversary of the prior year’s annual meeting of stockholders, unless we change the date of our 2019 annual meeting by more than 30 days before or 60 days after such anniversary date, in which case, stockholder proposals must be received not earlier than 120 days prior to the annual meeting and not later than the later to occur of 90 days prior to the annual meeting and ten days following the date on which a public announcement of the date of the annual meeting is first made by us.

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2018 annual meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act and our bylaws, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received not later than December 31, 2018.

Stockholder proposals should be addressed and delivered to our corporate secretary at the address of our executive offices set forth in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our annual report, proxy statement, or Notice of Internet Availability of Proxy Materials and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, please contact Broadridge as described above. In addition, we will promptly deliver, upon the written or oral request to Broadridge at the address or telephone number above, a separate copy of our annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

THERAPEUTICSMD, INC. 6800 BROKEN SOUND PKWY NW, THIRD FLOOR BOCA RATON, FL 33487

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E44338-P07387	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THERAPEUTICSMD, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors
Nominees:
	01) Tommy G. Thompson	07) Robert V. LaPenta, Jr.
	02) Robert G. Finizio	08) Jules A. Müsing
	03) John C.K. Milligan, IV	09) Angus C. Russell
	04) Brian Bernick	10) Jane F. Barlow
	05) J. Martin Carroll	11) Nicholas Segal
06) Cooper C. Collins

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers for the fiscal year ended December 31, 2017 (say-on-pay);							☐	☐	☐

3.	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 31, 2018;							☐	☐	☐

and upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E44339-P07387

THERAPEUTICSMD, INC. 2018 Annual Meeting of Stockholders June 25, 2018, 8:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned stockholder of THERAPEUTICSMD, INC., a Nevada corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement and hereby appoints Robert G. Finizio and Daniel A. Cartwright and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Stockholders of THERAPEUTICSMD, INC., to be held on Monday, June 25, 2018, at 8:00 a.m., local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side